UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Denbury Resources Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Denbury

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting to be held May 23, 2018
8:00 a.m. Central Daylight Time

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MAY 23, 2018

 To our Stockholders:

You are hereby notified that the 2018 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Company’s corporate headquarters at 5320 Legacy Drive, Plano, Texas 75024, at 8:00 A.M. Central Daylight Time (CDT) on Wednesday, May 23, 2018, for the following purposes:

(1)	to elect eight directors, each to serve until their successor is elected and qualified;

(2)	to hold an advisory vote to approve named executive officer compensation;

(3)	to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 26, 2018 are entitled to notice of, and to vote at, the annual meeting.

Beginning on or about April 12, 2018, the Company mailed a Notice Regarding the Internet Availability of Proxy Materials to its stockholders containing instructions on how to access the proxy materials and vote via the Internet. Instructions for requesting a paper copy of the proxy materials are contained in the Notice Regarding the Internet Availability of Proxy Materials.

By order of the Board of Directors,

Mark C. Allen Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary April 12, 2018

Stockholders of record are urged to vote their proxy promptly, whether or not they expect to attend the annual meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018:

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders via the Internet. These rules allow us to provide information that our stockholders need while lowering costs, accelerating the speed of delivery and reducing the environmental impact of our annual meeting. This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017 are available via the Internet at www.proxyvote.com.

i

Use of Peer Survey Comparisons	34
Compensation Components	36
Results of Incentive-Based Compensation for Year-Ended 2017	43
2018 Compensation Changes	45
Change in Control and Severance Benefits	49
Perquisites and Other Benefits	49
Stock Ownership Guidelines	49
Risk Assessment Related to Our Compensation Program	49
Policy on Recovery of Compensation and Clawbacks	50
Deductibility of Executive Compensation	50
Executive Compensation – Compensation Tables	51
Summary Compensation Table	51
CEO Realized Compensation	53
2017 Grants of Plan-Based Awards	54
2017 Outstanding Equity Awards at Fiscal Year-End	56
Option Exercises and Stock Vested During 2017	58
Potential Payments Upon Termination or Change in Control	58
CEO Pay Ratio	61
Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation	62
Compensation of Directors	64
2017 Director Compensation	64
2017 Director Compensation Table	65
Director Stock Ownership and Retention Guidelines	65
Equity Compensation Plan Information	66
Audit Matters	67
Audit Committee Report	67
Independent Auditor Fees	68
Proposal Three: Ratify the Audit Committee’s Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2018	69
Section 16(a) Beneficial Ownership Reporting Compliance	70
Stockholder Proposals for Our 2019 Annual Meeting of Stockholders	70
Proposals for Inclusion in Our 2019 Proxy Statement	70
Advanced Notice of Nominations or Proposed Business for Our 2019 Annual Meeting of Stockholders	70
Other Matters	71

ii

DENBURY RESOURCES INC.
5320 Legacy Drive
Plano, Texas 75024

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on Wednesday, May 23, 2018

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to herein as “our Board” or “the Board”) of Denbury Resources Inc., a Delaware corporation (“Denbury” or “the Company”) for use at the Company’s annual meeting of stockholders to be held on Wednesday, May 23, 2018 at the Company’s corporate headquarters at 5320 Legacy Drive, Plano, Texas 75024, at 8:00 A.M. Central Daylight Time (CDT), or at any adjournment or postponement thereof. This proxy statement, proxy card and our 2017 Annual Report to Stockholders are being first made available to stockholders on or about April 12, 2018.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making its proxy materials available to its stockholders electronically via the Internet. On or about April 12, 2018, the Company is sending a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 26, 2018. The Notice includes (i) instructions on how to access the Company’s proxy materials and vote via the Internet, (ii) the date, time and location of the annual meeting, (iii) a description of the matters intended to be acted upon at the annual meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request paper copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access the proxy materials and (vii) information about attending the annual meeting and voting in person.

RECORD DATE AND COMMON STOCK OUTSTANDING

Our Board has fixed the record date for the annual meeting as of the close of business on March 26, 2018.  Only Denbury stockholders of record on the record date are entitled to receive notice of and to vote at the annual meeting.  If you are a holder of our common stock, you are entitled to one vote at the annual meeting for each share of common stock you held on the record date.  On the record date, there were 401,877,390 shares of Denbury common stock issued and outstanding and entitled to vote at the annual meeting.

VOTING OF COMMON STOCK

Voting by Stockholders of Record

You are a stockholder of record if your shares are directly held by you and registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. If you are a stockholder of record, you may vote your shares via the Internet at www.proxyvote.com in accordance with the instructions in the Notice. If you have requested a paper copy of the proxy materials, you may also vote by touch-tone telephone from the United States by calling 1-800-690-6903, or by completing, signing and dating the proxy card and returning the proxy card in the prepaid envelope. In order to be valid and acted upon at the annual meeting, your proxy must be received before 11:59 P.M. Eastern Daylight Time (EDT) on May 22, 2018. Shares represented by proxy will be voted at the annual meeting unless the proxy is revoked at any time prior to the time at which the shares covered by proxy are voted by: (i) timely submitting a proxy with new voting instructions via the Internet or telephone; (ii) timely delivering a valid, later-dated executed proxy card; (iii) delivering a written notice of revocation that is received by our Secretary at 5320 Legacy Drive, Plano, Texas 75024, by 11:59 P.M. Eastern Daylight Time (EDT) on May 22, 2018; or (iv) voting in person at the annual meeting by completing a ballot (however, attending the annual meeting without completing a ballot will not revoke any previously submitted proxy). If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of our Board as discussed below.

Voting by Beneficial Owners

You are considered a beneficial owner of shares held in “street name” if your shares are held by a broker, bank or other nominee (collectively referred to as a “broker”) on your behalf. If you are a beneficial owner of shares, you will receive instructions from your broker describing how to vote your shares. As a beneficial owner of your shares, you are entitled to direct your broker how to vote your shares. You may instruct your broker on how to vote by completing the voting instruction form provided to you by your broker. You may also vote by telephone or via the Internet if your broker makes such methods available, in which case applicable instructions will be provided to you by your broker. You may change your vote by submitting new voting instructions to your broker in accordance with your broker’s procedures. If you do not instruct your broker on how to vote your shares, your broker may vote your shares as it decides with respect to the matter for which it has discretionary authority (Proposal Three (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm)) in the absence of timely instructions from you. There are also non-discretionary matters for which your broker does not have discretionary authority to vote unless it receives timely instructions from you: Proposal One (the election of directors) and Proposal Two (the non-binding, advisory approval of named executive officer compensation). A “broker non-vote” results when a broker does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker should vote your shares and the broker indicates it does not have authority to vote such shares on its proxy. As the beneficial owner of shares, you are invited to attend the annual meeting; however, you may not vote your shares in person at the annual meeting unless you obtain a written proxy from your broker.

Quorum; Required Vote; Treatment of Abstentions and Broker Non-Votes

We must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the annual meeting in order to have a quorum.  Abstentions and broker non-votes are counted as present at the annual meeting for purposes of determining whether a quorum is present. With respect to Proposal One (the election of directors), you will not be allowed to cumulate your votes.  You are entitled to vote “for” election of a director nominee, “against” election of a director nominee, or you may “abstain” from voting with respect to a director nominee. In order for a nominee to be elected as director, such nominee must receive the vote of the majority of the votes cast with respect to such nominee at the annual meeting, where a quorum is present. A majority of votes cast means that the number of shares voted “for” a nominee’s election must exceed the total number of shares voted “against” such nominee’s election. Abstentions and broker non-votes will not be counted as votes cast for purposes of the election of directors. With respect to Proposals Two and Three, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy and entitled to vote on the proposal at the annual meeting, where a quorum is present, is required for approval. Abstentions will be included in the vote total on Proposals Two and Three, such abstentions having the same effect on each such proposal as a negative vote; however, if there is a broker non-vote with respect to Proposal Two, it will not be included in the vote total and will not have any effect.

We will vote all properly executed proxies at the annual meeting in accordance with the direction on the proxy.  You should be aware that if no vote direction is indicated on an executed proxy, the shares will be voted FOR the election of all of the director nominees under Proposal One; FOR Proposal Two (the non-binding, advisory approval of named executive officer compensation); and FOR Proposal Three (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm).  Our Board has designated John P. Dielwart and/or Christian S. Kendall to serve as proxies.  We do not know of any matters other than those matters listed in the Notice that will be presented for action at the annual meeting.  However, if any other matters are properly presented for action at the annual meeting, we intend for Messrs. Dielwart and Kendall, and each of them acting singly as proxies named in the proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

We are soliciting this proxy and will bear all costs incurred in connection with such solicitation for the annual meeting, including those incurred for the preparation, printing and mailing of the proxy materials.  Our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any additional compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the annual meeting at our expense.

Proposal One: Election of Directors

Our Second Amended and Restated Bylaws (“Bylaws”) provide that our Board shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  We presently have eight directors, all of whom are serving terms that expire at the annual meeting.

Effective June 30, 2017, Phil Rykhoek retired from his positions as Chief Executive Officer and a director of the Company. In conjunction with Mr. Rykhoek’s retirement, the Board appointed Christian S. Kendall as Chief Executive Officer and a director of the Company effective July 1, 2017.

Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the eight nominees listed below as directors.  These individuals are current members of the Board.  We do not foresee any reason why any of these nominees would become unavailable, but if any of them should, your proxy may be voted for a substitute that is nominated by the Board, or we may reduce the size of our Board accordingly.

The name, age, Board committee membership, period of time served as a director of Denbury and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Current Board Committees	Director Since	Principal Occupation
John P. Dielwart, Chairman	65	Compensation Committee Reserves and HSE Committee Risk Committee	2013	Vice-Chairman of ARC Financial Corp.
Michael B. Decker	68	Compensation Committee Nominating/Corporate Governance Committee	2007	Partner with Wingate Partners
Christian S. Kendall	51	—	2017	President and Chief Executive Officer of Denbury Resources Inc.
Gregory L. McMichael	69	Audit Committee Compensation Committee Nominating/Corporate Governance Committee Risk Committee	2004	Independent Consultant
Kevin O. Meyers	64	Audit Committee Reserves and HSE Committee	2011	Independent Consultant
Lynn A. Peterson	65	Audit Committee Risk Committee	2017	Chairman of the Board, President and Chief Executive Officer of SRC Energy Inc.
Randy Stein	64	Audit Committee Nominating/Corporate Governance Committee Risk Committee	2005	Independent Consultant
Laura A. Sugg	57	Compensation Committee Nominating/Corporate Governance Committee Reserves and HSE Committee	2012	Independent Consultant

Our directors bring various skills, experience and insight to our Board.  They consist of two current chief executive officers of public oil and gas companies (Messrs. Kendall and Peterson), a former chief executive officer of a public oil and gas company (Mr. Dielwart), a qualified financial expert (Mr. Stein), a private equity investor and former chief operating officer (Mr. Decker), two engineers with executive industry experience (Dr. Meyers and Ms. Sugg) and a former oil and gas analyst (Mr. McMichael).  These individuals were selected to give the Board insight from diverse points of view, all of which relate to various aspects of our business.

With the exception of Mr. Kendall, our President and Chief Executive Officer, all of our director nominees are independent. Including a large majority of independent directors on our Board helps ensure our Board provides independent oversight. For more information on director independence, see Governance of the Company – Director Independence below. Our director nominees provide an effective mix of experience and fresh perspective. Including directors with a mix of tenure on the Board helps transition the knowledge of the more experienced directors while providing a broad set of perspectives and experiences. For more information on how director candidates are identified, see Governance of the Company – Identification of Director Candidates below.

The narratives below provide more specific biographical information and outline the skills and qualifications for each of the Board nominees.

John P. Dielwart

Joined the Board: 2013
Age: 65
Board Committees: Compensation Committee, Reserves and HSE Committee, Risk Committee
Principal Occupation: Vice-Chairman of ARC Financial Corp.

John P. Dielwart has been a director of Denbury since November 2013 and was selected Chairman of the Board in March 2016. Mr. Dielwart is a founder and former Chief Executive Officer, as well as a member of the board of directors, of ARC Resources Ltd. (TSX: ARX.TO) (“ARC”), a publicly traded Canadian oil and gas company and a member of the board of directors of TransAlta Corporation (TSX: TA.TO), a publicly traded electricity power generator and wholesale marketing company. Mr. Dielwart oversaw the growth of ARC, first as its President and then as Chief Executive Officer from its startup in 1996 until his retirement in January 2013. Mr. Dielwart is currently the Vice-Chairman of ARC Financial Corp., Canada’s leading energy-focused private equity manager, a position he assumed after his retirement from ARC. Prior to joining ARC, Mr. Dielwart spent 12 years with a major Calgary-based oil and natural gas engineering consulting firm as Senior Vice President and Director. Mr. Dielwart began his career at a major Calgary-based oil and natural gas company, where he spent five years. Mr. Dielwart served two separate three-year terms as a Governor of the Canadian Association of Petroleum Producers (CAPP), including 18 months (2002 to 2004) as Chairman.

Skills and Qualifications:

Mr. Dielwart is a member of the Association of Professional Engineers and Geoscientists of Alberta (APEGA) and received a Bachelor of Science degree (with Distinction) in Civil Engineering from the University of Calgary. In 2015, Mr. Dielwart was inducted into the Calgary Business Hall of Fame. Mr. Dielwart’s background in the oil and gas industry, particularly as a founder and former Chief Executive Officer of ARC, provides the Board with extensive and relevant industry knowledge, as well as a managerial and leadership perspective.  Mr. Dielwart’s experience in overseeing the development of ARC into a successful oil and gas company is an asset to both the Board and management.

Michael B. Decker

Joined the Board: 2007
Age: 68
Board Committees: Compensation Committee, Nominating/Corporate Governance Committee
Principal Occupation: Partner with Wingate Partners

Michael B. Decker has been a director of Denbury since December 2007.  Mr. Decker has been a partner of Wingate Partners, a Dallas-based private equity investment company, since 1996.  Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the Trammell Crow Company.  He previously was President of Huffco Group, Inc., an energy exploration company.  Mr. Decker currently serves as a board member for Sunrise Oilfield Supply and USA Environment LP.  Mr. Decker has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank. Mr. Decker is serving as an Advanced Leadership Initiative Fellow at Harvard University during 2018.

Skills and Qualifications:

Mr. Decker holds an MBA from the Harvard Business School, a Master of Arts from Oxford University and an Artium Baccalaureatus from Princeton University.  Mr. Decker’s educational background and current and past roles provide him with significant financial, managerial and leadership experience.  Mr. Decker has significant experience in the oil and gas industry, as well as several other industries, which broadens the perspectives he brings to the Board.

Christian S. Kendall

Joined the Board: 2017
Age: 51
Principal Occupation: President and Chief Executive Officer of Denbury Resources Inc.

Christian S. Kendall has been a director of Denbury and the Chief Executive Officer since July 2017. Mr. Kendall joined Denbury as Chief Operating Officer in September 2015 and was named President in September 2016. Prior to joining Denbury, Mr. Kendall was employed at Noble Energy, Inc. (“Noble”), where he served as a member of Noble’s executive management and as part of its operations leadership team as Senior Vice President, Global Operations Services. Prior to that, Mr. Kendall served as Vice President, Gulf of Mexico (2011-2014), and as Business Unit Manager and Vice President, Noble Energy Mediterranean Ltd (2007-2011), having been with Noble since 2001. Mr. Kendall began his career with Mobil Oil Corporation in 1989 and, in total, has more than 29 years of oil and gas industry experience in domestic and international operations roles.

Skills and Qualifications:

Mr. Kendall holds a Bachelor of Science degree in Engineering, Civil Specialty, from the Colorado School of Mines and is a graduate of the Advanced Management Program at the Harvard Business School. As President and Chief Executive Officer of the Company, Mr. Kendall is intimately knowledgeable of the day-to-day and strategic operations of the Company, providing the Board with a management perspective.

Gregory L. McMichael

Joined the Board: 2004
Age: 69
Board Committees: Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, Risk Committee
Principal Occupation: Independent Consultant

Gregory L. McMichael has been a director of Denbury since December 2004.  Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader – Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector.  Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, Imhoff, Inc. (“Hanifen”), a regional investment banking firm based in Denver, Colorado, for eight years.  Prior to his employment by Hanifen, he worked directly in the oil and gas industry for 15 years, most recently as Chief Executive Officer of Point Resources Inc., a privately held oil and natural gas exploration and production company.  Mr. McMichael currently serves as a Special Advisor to the board of directors of Matador Resources Company (NYSE: MTDR), a publicly traded oil and gas company. Mr. McMichael has previously served as a director of Matador Petroleum Company, Quest Resource Corporation and Admiral Bay Resources Inc.

Skills and Qualifications:

Mr. McMichael is a National Association of Corporate Directors Board Leadership Fellow and serves on the board of directors of the Colorado chapter. Mr. McMichael’s experience in the oil and gas industry, coupled with his service on other boards and experience as an analyst covering the energy sector, provides the Board with broad and extensive analytical perspectives.  Mr. McMichael monitors the oil and gas industry and provides the Board with various analyses of relative industry performance.

Kevin O. Meyers

Joined the Board: 2011
Age: 64
Board Committees: Audit Committee, Reserves and HSE Committee
Principal Occupation: Independent Consultant

Kevin O. Meyers has been a director of Denbury since July 2011.  Dr. Meyers has more than 35 years of experience in the oil and gas industry, having retired from ConocoPhillips at the end of 2010. Dr. Meyers currently serves on the board of directors of the following publicly traded companies: Hornbeck Offshore Services, Inc. (NYSE: HOS), a provider of offshore service vessels, Precision Drilling Corporation (NYSE: PDS), a provider of drilling equipment and services, and Hess Corporation (NYSE: HES), an oil and natural gas exploration and production company. Dr. Meyers previously served on the board of directors of Bill Barrett Corporation (NYSE: BBG), LUKOIL, the World Energy Council, the United States Energy Association, the Board of Regents of the University of Alaska and the Nature Conservancy of Alaska. For the ten years prior to retirement, Dr. Meyers was a senior executive with ConocoPhillips, most recently serving as Senior Vice President Exploration and Production, Americas.  Prior to that, he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Region, and President of ConocoPhillips Alaska.  For the twenty years prior to that, he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska.

Skills and Qualifications:

Dr. Meyers holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and Bachelor’s degrees in Chemistry and Mathematics from Capital University in Ohio. Dr. Meyers’ educational background and extensive industry and technical experience provide the Board with significant insight into the Company’s operations and technical matters.  His leadership experience with large oil and gas companies further broadens the perspectives he brings to the Board.

Lynn A. Peterson

Joined the Board: 2017
Age: 65
Board Committees: Audit Committee, Risk Committee
Principal Occupation: Chairman of the Board, President and Chief Executive Officer of SRC Energy Inc.

Lynn A. Peterson has been a director of Denbury since 2017. Mr. Peterson has served as President of SRC Energy Inc. (formerly Synergy Resources Corporation) (“SRC”) since May 2015 and as the Chairman of the Board, President and Chief Executive Officer of SRC since January 2016.  Before joining SRC, he was a co-founder of Kodiak Oil & Gas Corporation (“Kodiak”), and served Kodiak as a director (2001-2014) and as its President and Chief Executive Officer (2002-2014) and Chairman of the Board (2011-2014), until its acquisition by Whiting Petroleum Corporation in December 2014.  Mr. Peterson served as a director of Whiting Petroleum Corporation (NYSE: WLL) from December 2014 to June 2015.

Skills and Qualifications:

Mr. Peterson graduated from the University of Northern Colorado with a Bachelor of Science in Accounting and has more than 32 years of experience in the oil and gas industry. As the current Chief Executive Officer of an oil and gas company, Mr. Peterson provides the Board with valuable industry insight, as well as managerial, business and strategic expertise.  Mr. Peterson’s experience in leading oil and gas companies is an asset to both the Board and management.

Randy Stein

Joined the Board: 2005
Age: 64
Board Committees: Audit Committee, Nominating/Corporate Governance Committee, Risk Committee
Principal Occupation: Independent Consultant

Randy Stein has been a director of Denbury since January 2005.  Mr. Stein is currently a self-employed business consultant, having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000.  Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Mr. Stein served as Audit Committee Chairman, Co-Chairman of the Nominating/Corporate Governance Committee and a member of the Compensation Committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004.  Mr. Stein is currently a board member and Audit Committee Chairman of HighPoint Resources Corporation (NYSE: HPR) (formerly known as Bill Barrett Corporation (NYSE: BBG)), an oil and natural gas developer, and also served on the board and audit committee of Koala Corporation, a company engaged in the design, production and marketing of family convenience products, from 2001 through 2005.

Skills and Qualifications:

Mr. Stein’s experience in public accounting with a major accounting firm provides our Board with insights into many aspects of the financial reporting and tax issues facing oil and gas companies.  Mr. Stein’s background also brings additional financial, accounting and tax expertise to the Board through prior experience as a vice president of taxation for a publicly traded oil and gas company, and an expansive understanding of corporate governance and audit committee matters through his service on other boards.

Laura A. Sugg

Joined the Board: 2012
Age: 57
Board Committees: Compensation Committee, Nominating/Corporate Governance Committee, Reserves and HSE Committee
Principal Occupation: Independent Consultant

Laura A. Sugg has been a director of Denbury since January 2012.  Ms. Sugg currently serves on the board of directors of Murphy Oil Corporation (NYSE: MUR), a publicly traded international oil and gas company. She previously served on the board of directors of Mariner Energy Inc., Huber Energy, the Williams Companies, Inc. and Williams Partners L.P.  Ms. Sugg is a retired senior executive of ConocoPhillips, serving over 20 years in diverse roles of increasing responsibility, last serving as President of the Australasia Division.  In this role, Ms. Sugg was in charge of profit and loss and growth for ConocoPhillips’ operations in Australia and East Timor.  Prior to her role as President of the Australasia Division, Ms. Sugg served as ConocoPhillips’ General Manager E&P Human Resources, ConocoPhillips’ midstream executive responsible for the profit and loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada and Trinidad and Vice President Worldwide Gas.

Skills and Qualifications:

Ms. Sugg has a Bachelor’s degree in Chemical Engineering from Oklahoma State University and is a member of the National Association of Corporate Directors.  Ms. Sugg’s background brings extensive industry, operational and technical experience to the Board.  Her experience also extends to human resources, compensation and financial matters, which combined with her leadership experience in a large oil and gas company, exemplifies the diverse perspectives she brings to the Board.

Vote Required

As described above, in order for a nominee to be elected as a director, where a quorum is present, such nominee must receive the affirmative vote of a majority of the votes cast with respect to such nominee at the annual meeting. A majority of votes cast means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election, with abstentions and broker non-votes not being counted as votes cast for purposes of the election of directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR election of each of the foregoing director nominees.

GOVERNANCE OF THE COMPANY

The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board.  The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company. Other than involvement by the Company’s Chief Executive Officer, the Board is not involved in the day-to-day operations of the Company.  Board members keep informed of the Company’s business by participating in Board meetings, attending committee meetings, reviewing regularly provided analyses and reports and engaging in thorough discussions with the Chief Executive Officer and other employees of the Company. Our Board and senior management spend significant time implementing corporate governance guidelines, policies and practices that uphold our core values, align with our corporate governance commitments and support our business sustainability.

Board Leadership Structure

John P. Dielwart serves as Chairman of the Board, and Christian S. Kendall serves as our President and Chief Executive Officer. The separation of the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company and allows our Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management. The Board recognizes that no single leadership structure is right for all companies, and depending on the circumstances, other leadership structures might be appropriate.  The Board believes the current leadership structure is effective and appropriate, creates a separation of executive powers by providing a Chairman with whom the Chief Executive Officer can discuss issues facing the Company, and provides a significant voice to non-management directors.

Presiding Director

John P. Dielwart, our Chairman of the Board, is the presiding director at the meetings of non-management directors.  To contact him, please address your letters to:

Denbury Resources Inc.
Attn: Chairman of the Board of Directors
5320 Legacy Drive
Plano, Texas 75024

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  The primary responsibility of the Board as memorialized in the Corporate Governance Guidelines is the maximization of long-term stockholder value for the Company’s stockholders, with due regard for the Company’s employees and other stakeholders. Among the areas addressed by the guidelines are assessing of risk, director qualifications, director responsibilities, selection and election of directors, director compensation and tenure, Board committee responsibilities, director orientation and continuing education, director access to management and independent advisors, succession planning, the number of Board meetings, and Board and committee performance evaluations.  The Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Risk Oversight

The Board is responsible for oversight of our risk assessment and risk management. The Board strives to effectively oversee our enterprise-wide risk management while maximizing the long-term value for our stockholders, with due regard for our employees and other stakeholders. The Board receives regular updates from, and maintains an active dialogue with, members of our management team and Internal Audit Department about existing risk management processes and how management identifies, assesses and responds to our most significant risk exposures. These interactions enable the Board to evaluate whether management is appropriately managing our most significant risks.
The Board also relies on, and has delegated certain aspects of its oversight responsibility to, its committees to assist the Board with its overall risk assessment and risk management responsibilities. Each committee reviews and assesses with management risk-related matters within the scope of its responsibilities and reports regularly to the Board on such risk-related matters. For example: the Audit Committee oversees our guidelines and policies with respect to risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures; the Risk Committee oversees our principal business, financial and operational risks, and our other material risks and exposures, and the actions, activities and initiatives we undertake to mitigate such risks and exposures; the Nominating/Corporate Governance Committee oversees risks relating to our corporate governance matters and legislative affairs and activities and matters related thereto; the Compensation Committee oversees the extent to which risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us; and the Reserves and Health, Safety and Environmental Committee oversees the independent reserves engineers’ identification of issues and business risks and exposures, and our health, safety and environmental policies, practices and procedures and management’s assessments of high risk areas with respect thereto.

Identification of Director Candidates

The Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify and should be considered for membership on the Board.  The Nominating/Corporate Governance Committee has not established a specific minimum or maximum age, level of education, or specified types of skills for potential director candidates, but in general, consideration is given to the candidates’ business and professional backgrounds, and the committee seeks candidates with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of the Company and its stockholders.

 The Board and the Nominating/Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion, such as gender or minority status, is determinative in obtaining diversity on the Board.  The Board defines diversity as differences of viewpoint, professional experience, education and skills, such as serving on other public company boards, the balance of business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.

Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential director candidates, and similarly may use the services of outside sources or third parties to evaluate or assist in evaluating nominees brought to their attention. For example, the Nominating/Corporate Governance Committee retained a third-party recruiting company to help identify Lynn A. Peterson in its recent 2016 and 2017 director search. Numerous candidates were identified as part of this process, including Mr. Peterson.

The Nominating/Corporate Governance Committee will also consider nominees for election to the Board submitted to it by stockholders using substantially the same criteria it applies to nominee recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications in writing to the following address: Denbury Resources Inc., Attention: Nominating/Corporate Governance Committee, 5320 Legacy Drive, Plano, Texas 75024.

For information on how to nominate a director (as opposed to recommending a candidate for consideration by the Nominating/Corporate Governance Committee), see Stockholder Proposals for Our 2019 Annual Meeting of Stockholders – Advanced Notice of Nominations or Proposed Business for Our 2019 Annual Meeting of Stockholders below.

Director Independence

The Company’s Bylaws provide that at least two-thirds of the members of the Board will be independent as determined under the rules of the New York Stock Exchange (“NYSE”) and its corporate governance listing standards.  Additionally, each of the Board committee charters requires that members of that committee be independent. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Kendall, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

Code of Conduct and Ethics

The Company has a Code of Conduct and Ethics that applies to its officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies.  Our Code of Conduct and Ethics is a values-based document organized around our five core values: Integrity, Teamwork, Innovation, Excellence and Respect. It exemplifies our commitment to “Doing Right” in the conduct of our business.

Our Chief Executive Officer and Senior Financial Officers are also subject to the Code of Ethics for Senior Financial Officers.  The purpose of both codes is to promote, among other things:

•	ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate and timely disclosure in filings with the SEC and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company’s assets;

•	compliance with insider trading policies; and

•	prompt internal reporting of violations of the codes.

Both of these codes are available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.  Any waiver of these codes with respect to our executive officers and directors may be made only by the Board and will be disclosed to stockholders on our website, along with any amendments to these codes, to the extent required by applicable law or NYSE rules.

Related Party Transactions

Related Party Transactions Policy and Process

Under our Related Party Transactions Policy, the Nominating/Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions, other than those non-material transactions specifically excluded in the policy, between the Company and a “Related Party.” As defined in our Related Party Transactions Policy, “Related Parties” are the Company’s directors and executive officers, beneficial owners that hold more than 5% of any class of our voting securities, as well as immediate family members of any such directors, executive officers and beneficial owners. Our Related Party Transactions Policy is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Communication with the Board

The Board has approved a process by which stockholders or other interested parties may contact the members of the Board.  All parties wanting to communicate with the Board should address letters to:

Denbury Resources Inc.
Attn: Corporate Secretary
5320 Legacy Drive
Plano, Texas 75024

In addition, interested parties may e-mail the Corporate Secretary and Board members at: secretary@denbury.com.  All such communications will be forwarded by the Corporate Secretary directly to the Board.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board met 12 times during the year ended December 31, 2017, including telephonic meetings. All directors attended at least 75% of the Board meetings held in 2017.  Mr. Dielwart, Chairman of the Board, acted as chairman of each Board meeting in 2017. At each in-person meeting, the Board holds an executive session with the non-management Board members, which is chaired by the Chairman of the Board. The Board took all other actions by unanimous written consent during 2017 in accordance with the terms of the Company’s Bylaws.

All directors attended at least 75% of all meetings of each of the committees on which they served. Additionally, although the Company encourages the directors to attend the annual meeting of stockholders, but does not have a policy that all of the directors must be present, all of the directors attended last year’s annual meeting of stockholders.

During 2017, the Board had an Audit, Compensation, Nominating/Corporate Governance, Reserves and HSE and Risk Committee. At each Board meeting in 2017, the Chairperson of each committee provided a report on their committee’s activities and findings from their most recent meetings. The Board committees had the following number of meetings during 2017, including telephonic meetings:

Committee	Number of Meetings in 2017
Audit	8
Compensation	5
Nominating/Corporate Governance	4
Reserves and HSE	6
Risk Committee	4

The table below shows the Committee memberships at March 31, 2018.

Name	Audit	Compensation	Reserves and HSE	Nominating /Corporate Governance	Risk

John P. Dielwart, Chairman		X	X		X
Michael B. Decker		X		Chairman
Christian S. Kendall
Gregory L. McMichael	X	X		X	Chairman
Kevin O. Meyers	X		Chairman
Lynn A. Peterson	X				X
Randy Stein	Chairman			X	X
Laura A. Sugg		Chairwoman	X	X

Audit Committee

The Audit Committee is comprised of four independent directors: Messrs. McMichael, Meyers, Peterson and Stein, with Mr. Stein acting as chairman.  The primary purpose of the Audit Committee, which is discussed in detail in its charter, is to (a) select, oversee, compensate and evaluate the Company’s independent registered public accounting firm, (b) oversee and evaluate the Company’s internal audit function and (c) provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•	the integrity and quality of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independence and qualifications of the Company’s independent registered public accounting firm;

•	the preparation of required disclosures for the Company’s financial statement filings with the SEC; and

•	the evaluation as to whether the Company has effective processes for risk assessment and risk management.

The Audit Committee meets regularly with financial management, the Company’s Senior Manager of Internal Audit and the independent registered public accounting firm to review financial accounting and reporting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for audit and permitted non-audit services and related fees of the independent registered public accounting firm.  The Senior Manager of Internal Audit and the independent registered public accounting firm have unrestricted access to the Audit Committee and periodically meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee has the power to conduct internal audits and investigations, reviews recommendations or suggestions for changes in accounting procedures, and has the power to initiate or supervise any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board (for ratification by the stockholders) an independent registered public accounting firm (see Audit Matters – Proposal Three).

The NYSE and SEC have adopted standards with respect to independence and financial literacy of the members of audit committees of public companies (including our Audit Committee).  The standards require that all of the members of such audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, the Audit Committee charter requires that at least one member of the audit committee must qualify as an “audit committee financial expert.”  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal controls over financial reporting and audit committee functions in accordance with SEC rules.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  Mr. Stein has such experience and has been designated as an “audit committee financial expert.”  All members of the Audit Committee satisfy the criteria for both independence and financial literacy.

The Audit Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Compensation Committee

The Compensation Committee is comprised of four independent directors: Messrs. Decker, Dielwart and McMichael and Ms. Sugg, with Ms. Sugg acting as chairwoman.  These directors are also independent under the additional independence requirements of the NYSE applicable to compensation committee members. The primary purpose of the Compensation Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer the Company’s equity and other compensation and benefit plans. The Compensation Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•
recommending for adoption by the Board, a general compensation program and salary structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•
reviewing and approving on at least an annual basis the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and, together with the other independent, non-employee, outside directors of the Board, determining and approving the Chief Executive Officer’s compensation based on this evaluation, as well as, in consultation with the Chief Executive Officer, evaluating the performance of, and reviewing and recommending for adoption by the Board the compensation of, all other senior executives on an annual basis;

•
recommending to the Board the adoption of, or material modifications to, the Company’s incentive compensation plans, deferred compensation plans and equity-based plans, approving awards under these plans, and administering these plans; and

•	reviewing and discussing with management the compensation discussion and analysis and preparing and approving the Compensation Committee Report, both of which are included in this proxy statement.

The Compensation Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of four independent directors: Messrs. Decker, McMichael and Stein and Ms. Sugg, with Mr. Decker acting as chairman.  The primary purpose of the Nominating/Corporate Governance Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to effective corporate governance. The Nominating/Corporate Governance Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•
identifying, recruiting, screening, interviewing and recommending for selection by the Board, individuals qualified to become members of the Board (see Governance of the Company – Identification of Director Candidates);

•
recommending to the Board and overseeing the evaluation by the Board of, the director nominees to be presented for stockholder approval at the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	developing and recommending to the Board for its approval an annual self-evaluation process of the Board and its committees;

•	monitoring the education, orientation and training needs of directors of the Board;

•	developing and recommending to the Board for its approval various codes of conduct and ethics and a set of corporate governance guidelines;

•	recommending to the Compensation Committee director compensation and benefits on an annual basis; and

•
reviewing, approving, or ratifying if appropriate, any related party transactions and any material amendments or modifications to such related party transactions pursuant to the Company’s Related Party Transactions Policy.

The Nominating/Corporate Governance Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Reserves and Health, Safety and Environmental (“Reserves and HSE”) Committee

The Reserves and HSE Committee is comprised of three independent directors: Mr. Dielwart, Dr. Meyers and Ms. Sugg, with Dr. Meyers acting as chairman. The primary purpose of the Reserves and HSE Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to (a) the Company’s independent reserves engineer, (b) information regarding the Company’s reserves and (c) the Company’s health, safety and environmental policies, practices and procedures.  The Reserves and HSE Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•	evaluating and recommending for selection by the Board, the Company’s independent reserves engineer;

•	reviewing and monitoring the independence of the Company’s independent reserves engineer;

•	reviewing with management and the independent reserves engineer the calculation and reporting of the Company’s oil, natural gas and CO2 reserves;

•	reviewing with management the Company’s health, safety and environmental policies, practices and procedures and assessments of relevant high risk areas of each;

•	reviewing the Company’s strategy and initiatives in the area of corporate social responsibility; and

•	reviewing the Company’s reports regarding corporate responsibility activities prior to publication.

The Reserves and HSE Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Risk Committee

The Risk Committee is comprised of four independent directors: Messrs. Dielwart, McMichael, Peterson and Stein, with Mr. McMichael acting as chairman. The primary purpose of the Risk Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to the Company’s principal business, financial and operational risks, and other material risk exposures, and the actions, activities and initiatives of the Company to mitigate such risks and exposures, in each case to the extent such oversight is not otherwise the duty or responsibility of other committees of the Board. The Risk Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•	reviewing and evaluating management’s identification of the major risks to the Company’s business;

•	reviewing the principal financial risks, exposures and liabilities undertaken or assumed by the Company;

•	reviewing the Company’s hedging activities;

•	reviewing the Company’s insurance programs and policies; and

•	reviewing other material risk exposures as directed by the Board, including risks related to information technology and cybersecurity.

The Risk Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of Denbury common stock beneficially owned as of February 28, 2018 by (i) each stockholder known by the Company to beneficially own more than 5% of our issued and outstanding common stock, (ii) each executive officer of the Company named in the Summary Compensation Table (our named executive officers), (iii) each director of the Board and director nominee and (iv) all directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The percent of outstanding shares is calculated on the basis of 401,882,145 shares of Denbury common stock outstanding (which excludes treasury shares) as of February 28, 2018. The table includes shares that were acquirable within 60 days following this date.

	Beneficial Ownership of Common Stock as of February 28, 2018
Name of Beneficial Owner	Shares		Percent of Shares Outstanding
Directors and Executive Officers:
John P. Dielwart	192,325	(1)	*
Michael B. Decker	261,934	(1)	*
Gregory L. McMichael	155,290	(1)	*
Kevin O. Meyers	178,941	(1)	*
Lynn A. Peterson	71,911	(1)	*
Randy Stein	230,852	(1)	*
Laura A. Sugg	165,841	(1)	*
Christian S. Kendall	1,514,256	(3)	*
Mark C. Allen	1,272,547	(2)(3)	*
Jim Matthews	432,674	(2)(3)	*
Phil Rykhoek	1,309,146	(3)	*
All of the executive officers and directors as a group (10 persons)	4,476,571	(4)	1.1%
5% or more Stockholders
BlackRock, Inc.	52,974,394	(5)	13.2%
The Vanguard Group	42,005,356	(6)	10.5%
Capital Research Global Investors	33,936,954	(7)	8.4%
SailingStone Capital Partners LLC	29,193,261	(8)	7.3%

*	Indicates less than 1%.

(1)
Includes 71,911 shares of unvested restricted common stock which will vest on May 23, 2018.  In addition to the foregoing vesting provisions, unvested awards will vest upon the holder’s death or disability or a change in control of the Company.

(2)	Does not include stock appreciation rights (“SARs”) for which the closing price of Denbury common stock on February 28, 2018, was below the various strike prices.

(3)
Includes the following shares of common stock (as shown in the table below) for each individual which they respectively have the right to acquire pursuant to: (a) shares of unvested restricted common stock which vest on the dates listed or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant; (b) shares of unvested restricted common stock that vest ratably between January 31, 2019 and the date the officer becomes retirement eligible; and (c) shares related to the (i) TSR award granted in 2015 and (ii) EBITDAX award granted in 2017, which vested at 53% and 75%, respectively, of the targeted level on March 31, 2018 (see Executive Compensation – Compensation Discussion and Analysis – Results of Incentive-Based Compensation for Year-Ended 2017). The holders of the unvested shares of common stock do not have voting rights with respect to such shares until such shares vest. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company. This does not include shares for which the performance period has not ended.

		Christian S. Kendall	Mark C. Allen	Jim Matthews	Phil Rykhoek
Unvested Restricted Stock - Vesting on July 1, 2018	(a)	143,556	—	—	—
Unvested Restricted Stock - Vesting on July 8, 2018	(a)	92,236	71,739	36,894	—
Unvested Restricted Stock - Vesting on July 11, 2018	(a)	136,000	105,777	54,400	—
Unvested Restricted Stock - Vesting on September 8, 2018	(a)	99,000	—	—	—
Unvested Restricted Stock - Vesting on October 1, 2018	(a)	51,083	—	—	—
Unvested Restricted Stock - Vesting on July 1, 2019	(a)	139,334	—	—	—
Unvested Restricted Stock - Vesting on July 8, 2019	(a)	92,236	71,740	36,895	—
Unvested Restricted Stock - Vesting on July 11, 2019	(a)	132,000	102,667	52,800	—
Unvested Restricted Stock - Vesting on October 1, 2019	(a)	51,084	—	—	—
Unvested Restricted Stock - Vesting on July 1, 2020	(a)	139,333	—	—	—
Unvested Restricted Stock - Vesting on July 11, 2020	(a)	132,000	102,667	52,800	—
Unvested Restricted Stock - Ratably & Retirement Vesting	(b)	—	62,330	—	—
TSR Awards - Vested on March 31, 2018	(c)	—	41,870	21,533	95,703
EBITDAX Awards - Vested on March 31, 2018	(c)	44,407	34,539	17,763	78,947
Total		1,252,269	593,329	273,085	174,650

(4)
Does not include shares beneficially owned by Mr. Rykhoek who was neither an officer nor a director of the Company at February 28, 2018. Shares beneficially owned by these executive officers and directors as a group include 2,461,948 shares of restricted stock which vest over time and 160,112 incentive-based shares, which vested on March 31, 2018. This amount does not include SARs held by certain executive officers for which the closing price of Denbury common stock on February 28, 2018, was below the various strike prices.

(5)
Information based on Schedule 13G/A filed with the SEC on January 19, 2018.  BlackRock, Inc. claims sole voting power of 51,957,209 shares and dispositive power of 52,974,394 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Information based on Schedule 13G/A filed with the SEC on February 9, 2018.  The Vanguard Group claims sole voting power of 450,133 shares, shared voting power of 41,048 shares, sole dispositive power of 41,556,927 shares and shared dispositive power of 448,429 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Information based on Schedule 13G/A filed with the SEC on February 14, 2018.  Capital Research Global Investors claims sole voting and dispositive power of 33,936,954 shares. The address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(8)
Information based on Schedule 13G/A filed with the SEC on February 6, 2018.  SailingStone Capital Partners LLC claims sole voting and dispositive power of 29,193,261 shares. The address of SailingStone Capital Partners LLC is One California Street, 30th Floor, San Francisco, California 94111.

MANAGEMENT

The names, ages and positions held by our officers are set forth below.  Each officer holds office until his or her successor is chosen and qualifies or until their earlier resignation or removal in accordance with our Bylaws. Set forth below the table is a description of the business experience of each of our current officers. Effective June 30, 2017, Phil Rykhoek retired from his positions as Chief Executive Officer and a director of the Company. In conjunction with Mr. Rykhoek’s retirement, the Board appointed Christian S. Kendall as Chief Executive Officer and a director of the Company effective July 1, 2017.

Name	Age	Position
Christian S. Kendall	51	Director, President and Chief Executive Officer
Mark C. Allen	50	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Jim Matthews	56	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Matthew Dahan	54	Senior Vice President – Business Development and Technology
John E. Filiatrault	52	Senior Vice President – Operations Services
David Sheppard	46	Senior Vice President – Operations
Jenny Cochran	50	Vice President – Human Resources
Dan E. Cole	65	Vice President – Commercial Development and Governmental Relations
Chris Hibbetts	37	Vice President – Finance
Nicole H. Jennings	43	Vice President – Planning
Steve A. McLaurin	51	Vice President and Chief Information Officer
Alan Rhoades	53	Vice President and Chief Accounting Officer
Randy J. Robichaux	47	Vice President – Environmental, Health and Safety
Nikulas J. Wood	38	Vice President – North Region

Christian S. Kendall is a Director, President and Chief Executive Officer of Denbury. Biographical information for Mr. Kendall is included under Proposal One – Election of Directors.

Mark C. Allen, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, is a Certified Public Accountant.  Prior to serving in his current role, Mr. Allen served as Vice President and Chief Accounting Officer from the time he joined Denbury in April 1999 until June 2009 when he became Senior Vice President and Chief Financial Officer.  Before joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999.  Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.  Mr. Allen also served as a director of Genesis Energy, L.P. between June 2006 and February 2010 and Encore Energy Partners GP LLC between August 2010 and December 2010. Mr. Allen holds a Bachelor of Business Administration degree from Evangel University.

Jim Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, has served as the Company’s General Counsel since joining Denbury in January 2012. Prior to serving in his current role, Mr. Matthews served as Vice President until he was promoted to Senior Vice President in May 2014.  Mr. Matthews was a partner with the law firm of Vinson & Elkins LLP from 2001 until joining Denbury in 2012, with a primary focus on representing companies in oil and gas finance transactions. Mr. Matthews holds a Bachelor of Arts degree from Vanderbilt University, a Master’s degree from Ohio University and a Juris Doctor degree from Emory University School of Law.

Matthew Dahan, Senior Vice President – Business Development and Technology, joined Denbury in October 2010 and has more than 33 years of oil and gas experience. Prior to serving in his current role, Mr. Dahan was appointed Vice President in June 2014 and prior to that served as Denbury’s Asset Manager for the Cedar Creek Anticline and as Reservoir Engineering Manager for the North Region. Before joining Denbury, Mr. Dahan served as Technical Director for Delta Hydrocarbons, BV in the Netherlands and Director of its affiliates Trefoil E&P S.L., Argentina and Delta Hydrocarbons Hungary Kft. Earlier in his career, Mr. Dahan also worked for Mobil Oil Corporation and Saudi Aramco in various engineering and supervisory roles, both domestically and internationally. Mr. Dahan earned his Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines.

John E. Filiatrault, Senior Vice President – Operations Services, joined Denbury as an officer in June 2010. Mr. Filiatrault has more than 30 years of experience in the energy industry with Denbury, Natural Gas Pipeline Company of America, El Paso Corporation and Kinder Morgan in a variety of assignments relating to engineering and operations. Mr. Filiatrault received his Bachelor of Science degree in Civil Engineering from Valparaiso University and his Master of Business Administration degree from Samford University.

David Sheppard, Senior Vice President – Operations, joined Denbury as an officer in November 2015 and has more than 23 years of experience in the oil and natural gas industry. Prior to joining Denbury, Mr. Sheppard was employed at Noble where he held a variety of leadership roles, most recently as the Director of Global Drilling. Mr. Sheppard’s experience and responsibilities at Noble have included onshore and offshore drilling, development projects, and production engineering. Mr. Sheppard earned his Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

Jenny Cochran, Vice President – Human Resources, joined Denbury in 2013. Prior to serving in her current role, Ms. Cochran served as Denbury’s Director of Compensation. Prior to joining Denbury, Ms. Cochran previously worked in several leadership roles over 15 years at Temple-Inland, a building products manufacturer with 10,000 employees, most recently serving as Vice-President, Human Resources. Ms. Cochran received a Bachelor of Science degree from Texas A&M University and a Masters in Business Administration from the University of Texas.

Dan E. Cole, Vice President – Commercial Development and Governmental Relations, joined Denbury as an officer in October 2006.  Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP since April 2004, and Manager, Gulf Coast Region for EOTT Operating for the prior eight years before it was acquired by Plains Marketing.  Mr. Cole has more than 38 years of marketing, transportation and supply experience in the natural gas and crude oil industry.  Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University.

Chris Hibbetts, Vice President – Finance, joined Denbury in 2012.  Prior to serving in his current role, Mr. Hibbetts served as Denbury’s Director of Corporate Accounting and Finance where he supervised the corporate accounting, financial reporting, finance and treasury functions.  Before joining Denbury, Mr. Hibbetts was a senior manager with the public accounting firm PricewaterhouseCoopers LLP.  Mr. Hibbetts received a Bachelor of Science in Business Administration degree from Trinity University and a Master in Professional Accounting from the University of Texas.  Mr. Hibbetts is a licensed Certified Public Accountant in the state of Texas.

Nicole H. Jennings, Vice President – Planning, joined Denbury in 2009. Prior to serving in her current role, Ms. Jennings served as Denbury’s Director of Planning and Director of SEC Reporting and Technical Accounting. Ms. Jennings also served as a Manager of Technical Accounting and Manager of External Reporting at Celanese Corporation, and prior to joining Celanese in 2006, was a senior manager in the accounting firm of PricewaterhouseCoopers LLP. Ms. Jennings received a Bachelor of Business Administration degree and a Master of Science in Accounting from Texas A&M University. Ms. Jennings is a licensed Certified Public Accountant in the state of Texas.

Steve A. McLaurin, Vice President and Chief Information Officer, joined Denbury as an officer in January 2011.  Prior to joining Denbury, Mr. McLaurin was a partner with PricewaterhouseCoopers LLP, IBM and SolomonEdwardsGroup.  Mr. McLaurin has more than 28 years of experience working with leading organizations and helping them manage their information technology solutions.  He started his career as a systems analyst at General Dynamics.  Mr. McLaurin holds a Bachelor of Science degree in Computer Science from Evangel University and is a Certified Information Systems Auditor.

Alan Rhoades, Vice President and Chief Accounting Officer, is a Certified Public Accountant. Mr. Rhoades has served as Denbury’s Chief Accounting Officer since July 2009. Before joining Denbury in July 2003, Mr. Rhoades was Assistant Controller for Amerada Hess Corporation from 2001 to 2003, and held that same position for Triton Energy Limited from 1996 until it was acquired by Amerada Hess Corporation in 2001.  Prior to joining Triton Energy Limited, Mr. Rhoades was a manager in the accounting firm of KPMG LLP. Mr. Rhoades received his Bachelor of Business Administration degree from the University of Texas at Arlington and is a licensed Certified Public Accountant in the state of Texas.

Randy J. Robichaux, Vice President – Environmental, Health and Safety, joined Denbury in 1997 and has more than 20 years of HSE experience in the energy industry. Prior to being named Vice President, Mr. Robichaux served as Denbury’s Director of HSE and Asset Integrity. During his tenure at Denbury, Mr. Robichaux has worked in both the field and at corporate headquarters while developing and implementing Denbury's HSE program. Before joining Denbury, Mr. Robichaux worked for the Louisiana Department of Environmental Quality as an Environmental Quality Specialist.  Mr. Robichaux holds a Bachelor of Science degree from Nicholls State University and is both a Certified Safety Professional and a Registered Environmental Manager.

Nikulas J. Wood, Vice President – North Region, joined Denbury in 2005 and has more than 15 years of experience in the energy industry. Prior to being named Vice President, Mr. Wood served in progressive roles across Denbury’s organization, including managerial positions in Operations, Acquisitions & Divestitures, Corporate Planning, and most recently in Development Design, where he served as director of the group. Mr. Wood received a Bachelor of Science degree from Purdue University and a Master of Business Administration from Southern Methodist University.

MESSAGE FROM THE COMPENSATION COMMITTEE AND
COMPENSATION COMMITTEE REPORT

The goal of the Compensation Committee is to design compensation policies and programs to attract and retain top level individuals in key positions and provide incentives for those individuals to increase the long-term value of the Company for our stakeholders. In May 2017, the Company and the Chairwoman of the Compensation Committee began a robust shareholder engagement campaign to solicit feedback from our stockholders and to better understand their views related to our compensation policies and programs. To better align Company-wide compensation with the execution of our long-term strategy, and in response to the current commodity price environment as well as feedback from our stockholders, our management and the Compensation Committee made significant changes to our compensation policies and programs for 2018. For more information on the shareholder engagement campaign and changes made to the executive compensation program for 2018, see Executive Compensation – Compensation Discussion and Analysis – 2017 Say-on-Pay Results and Stockholder Engagement on page 31 and Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45, respectively.

Our stockholders’ views on our executive compensation program are important to us, and we value and utilize the feedback and insights that we have received, and continue to receive, from our stockholders. To communicate with the Compensation Committee, please follow the procedures outlined under Governance of the Company – Communication with the Board.

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the Summary Compensation Table on page 51, as well as the related tables and narrative disclosures. We have reviewed and discussed the CD&A included in this proxy statement with management and have recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee
Laura A. Sugg, Chairwoman
Michael B. Decker
John P. Dielwart
Gregory L. McMichael

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee listed above are independent directors.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with a detailed description of our executive compensation objectives, philosophy and programs, the compensation decisions we have made under those programs, and the rationale and details supporting specific compensation decisions. This CD&A focuses on the compensation of our named executive officers for 2017 (our “named executive officers” or “NEOs”). In 2017, we had four officers who met the definition of “named executive officer” under SEC rules. Our named executive officers for 2017 were as follows:

Name	Title
Christian S. Kendall	President and Chief Executive Officer
Mark C. Allen	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Jim Matthews	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Phil Rykhoek (1)	Former Chief Executive Officer

(1)	Mr. Rykhoek retired from his position as Chief Executive Officer effective June 30, 2017.

This CD&A should be read in conjunction with the Summary Compensation Table on page 51 which details the compensation of our named executive officers in 2017, 2016 and 2015, reported in accordance with SEC rules.

Executive Summary

Our Strategy

As part of our corporate strategy, we are committed to strong financial discipline, efficient operations and creating long-term value for our stockholders through the following key principles:

•	maximizing value and cash flow generated from our operations by increasing production and reserves while controlling costs;

•	balancing our development capital expenditures with our cash flows from operations;

•	optimizing the timing and allocation of capital among our investment opportunities to maximize the rates of return on our investments; and

•
acquiring assets where we believe additional value can be created through tertiary recovery operations and a combination of other exploitation, development, exploration and marketing techniques, and monetizing existing non-core assets.

Our Results

We had a number of important business developments and accomplishments in 2017, including a successful transition of the Chief Executive Officer position to Mr. Kendall effective July 1, 2017. The discussion below summarizes our results for 2017 and how those results reflect the execution of our strategy.

•	Increased Cash Flow. Generated approximately $267 million of cash flow from operations in 2017, an annual increase of 22% and greater than our 2017 capital expenditures of approximately $241 million;

•
Reduced Debt. Completed a series of debt exchanges in December 2017 and early January 2018, resulting in a net reduction of our debt principal balance of approximately $184 million, which could increase to a total reduction of up to $329 million if the new convertible notes issued in those exchanges fully convert into shares of common stock;

•
Increased Reserves. Increased proved reserves at December 31, 2017 to approximately 260 million barrels of oil equivalent, from approximately 255 million barrels of oil equivalent at December 31, 2016, representing a 127% replacement of 2017 annual production;

•
Returned to Production Growth in the Third Quarter of 2017. Generated average total production of 60,298 barrels of oil equivalent per day in 2017 (despite the impacts of Hurricane Harvey), with our 2017 exit production rate reflecting our having arrested the production declines that began in 2014, with production gradually increasing quarter-to-quarter in the second half of 2017;

•
Reduced Costs. Reduced general and administrative expenses to approximately $102 million, a 7% reduction from 2016 amounts, reflective of our reductions in personnel and our efforts to reduce costs; and

•	Acquired Properties. Acquired interests in West Yellow Creek Field in Mississippi and Salt Creek Field in Wyoming.

Aligning Compensation with Execution of Our Strategy

We believe that our strategy aligns compensation with both individual and Company short-term and long-term results. Over the last three years, incentive-based awards have contributed to approximately 60% of our named executive officer’s target compensation. We believe that this approach discourages concentration on any single goal or metric and increases cross-Company long-term strategic planning and short-term execution. The following illustrates the compensation components of our 2017 target compensation for our named executive officers. The percentage amounts in the graphic below represent average numbers for the named executive officers as a group.

2017 Total Target Compensation
Incentive-Based Compensation (60%)
Other Compensation (40%)
Annual Bonus (25%)
Oil Price vs. TSR Award (15%)
TSR Award (15%)
EBITDAX Award (5%)
Base Salary (15%)
Restricted Stock Award (25%)
*
*
*
Cash = 55%
Equity = 45%
Long-Term = 55%

For the performance period ended December 31, 2017, our named executive officers were eligible to earn cash and equity under four incentive-based awards: the (i) three-year TSR award granted in 2015, (ii) three-year Growth and Income award granted in 2015, (iii) one-year EBITDAX award granted in 2017 and (iv) 2017 annual incentive bonus. See Results of Incentive-Based Compensation for Year-Ended 2017 below for a description of each award and the achievement percentage and amount earned compared to target compensation.

Additionally, approximately 45% of our named executive officer target compensation is tied to the value of our common stock, which aligns the interests of our named executive officers with those of our stockholders, and our equity-based awards have short-term and long-term vesting provisions (ranging from one to three years). Therefore, realized pay from equity compensation grants can be substantially different from grant date target values. The table below presents the average amount of equity-based target compensation realized by our named executive officers (as a group) with respect to awards which had a performance period ending in 2017. For example, the TSR awards granted in 2015 measured our relative total shareholder return over a three-year performance period ending December 31, 2017. As such, the average target amount for that award and the average realized amount under that award is reflected in the table. Messrs. Allen, Matthews and Rykhoek received the (i) three-year Growth and Income award granted in 2015, (ii) three-year TSR award granted in 2015 and (iii) one-year EBITDAX award granted in 2017, while Mr. Kendall received only the 2017 EBITDAX award.

Average NEO Incentive-Based Equity Compensation Realized in 2017 (1)

	Three Year Growth and Income Award		Three Year TSR Award (2)		2017 EBITDAX Award		Total
Year	Target	Realized	Target	Realized	Target	Realized	Target	Realized	Percent Realized
2017	$487,143	$—	$730,711	$145,317	$222,499	$120,324	$1,440,353	$265,641	18%

(1)	For the Growth and Income, TSR and EBITDAX awards, the dollar value shown in the realized columns of the table reflects the stock value as of the date of vesting of the applicable award.

(2)	The TSR award target value is based on the Company’s stock price on the date of grant.

The bar graph below further illustrates the significant difference in value between the average amount of equity-based target compensation granted to our named executive officers (as a group) and the much lower average amount of equity-based compensation realized by our named executive officers (as a group) with respect to awards which had a performance period ending in 2017.

$1.5M
$1.25M
$1M
$750K
$500K
$250K
0
Dollars
18% of Target
2015 TSR Award
Three-year performance period
53% of target
2015 Growth & Income Award
Three-year performance period
0% of target
2017 EBITDAX Award
One-year performance period
75% of target
NEO Group Target Compensation
NEO Group Realized Compensation
(For one-year and three-year performance periods ended in 2017)

The average amount realized under incentive-based equity awards demonstrates the impact of our increased emphasis on incentive-based compensation and that the decline in commodity prices over the last three years, and corresponding reduction in our stock price, has led to significant shortfalls between targeted incentive-based compensation levels and realized incentive-based compensation.

Summary of Executive Compensation Practices

Key Compensation Features in 2017

The table below summarizes the key compensation decisions made with respect to, or affecting, our compensation components and practices for 2017, and the Compensation Committee’s rationale behind such decisions. Each decision is discussed in greater detail throughout this CD&A, and our compensation components are described below under Compensation Components. The Compensation Committee redesigned the Company’s executive compensation program for 2018 to address stockholder feedback and better align the executive compensation program with execution of the Company’s strategy. For more information on the shareholder engagement campaign and changes made to the executive compensation program for 2018, see 2017 Say-on-Pay Results and Stockholder Engagement on page 31 and 2018 Compensation Changes on page 45, respectively.

Compensation Area	Compensation Committee Decision / Change for 2017	Compensation Committee Rationale
Target compensation
Did not increase target (i) base salary (except for Mr. Kendall’s base salary increase upon his promotion to Chief Executive Officer), (ii) annual incentive bonus or (iii) equity and cash award amounts for our named executive officers.
It was not justified given the oil price environment. Our named executive officers have not received an increase in target compensation since January 2015.
Incentive-based equity compensation	Any amounts earned under the TSR and EBITDAX awards above the 100% target levels are payable in cash, rather than in shares of Company common stock.	Limit potential dilution and conserve available shares under the 2004 Incentive Plan.
Restricted stock awards	Maintained a stock price floor of $2.25 per share to limit the total number of shares to be granted as restricted stock.
Limit potential dilution and conserve available shares under the 2004 Incentive Plan (resulted in our NEOs being granted 418,362 fewer shares of restricted stock than if the actual NYSE closing stock price of $1.52 per share on July 11, 2017 had been used, a cumulative reduction in value of approximately $635,910).

Incentive-based cash compensation	Continued granting the Oil Price Change vs. TSR award to our named executive officers.	Limit potential dilution; conserve available shares under the 2004 Incentive Plan; and reduce the mark-to-market volatility of the award.
Peer group	Adjusted the compensation peer group to remove five companies and add four companies.	Reflect a more representative compensation peer group by including more companies of similar size.

Below is a summary of certain executive compensation practices that we have implemented to drive long-term stockholder value.

What We Do
☑ Incentive-Based Compensation. The majority of our named executive officer pay is incentive based and not guaranteed. It must be earned every year based on objective and challenging operational and financial goals and individual contributions.

☑ No Employment Agreements. The Company does not have employment agreements with executive officers.
☑ Stock Ownership Guidelines. All officers and directors are subject to stock ownership and retention guidelines that are in line with our peer group.
☑ No Company Securities Hedging. The Company prohibits hedging and short sales of Denbury stock by executive officers and directors.
☑ Clawback Policy.  In response to stockholder feedback, the Company adopted a clawback policy under which the Board can cause the reimbursement by an executive officer of certain incentive compensation under certain circumstances.

☑ No Pledging. The Company discourages pledging of Denbury stock by executive officers and directors. Currently, no executive officers or directors pledge shares of stock of the Company.
☑ Risk Mitigation. The Company mitigates compensation risk through varied performance measures and targets, long-term equity incentives, and Board and management processes to identify risks.
☑ Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant that provides no other material services to the Company.
☑ No Tax Gross-Ups. The Company has eliminated tax gross-up payments for excise taxes in change-of-control transactions.
☑ Severance Plan Double Trigger Change in Control. The Company’s Severance Protection Plan provides for double trigger severance payments. Severance protection benefits will become payable under the Severance Protection Plan only with the occurrence of both a change in control and a qualifying termination.

2017 Say-on-Pay Results and Stockholder Engagement

2017 Say-on-Pay Results

Each year, we evaluate the result of the say-on-pay vote cast by our stockholders, which we consider a key indicator of stockholder sentiment. We are committed to ensuring that our stockholders fully understand our executive officer compensation programs, including how such programs align the interests of our executive officers with those of our stockholders and how such programs reward the achievement of our strategic objectives. At our 2017 annual meeting of stockholders, approximately 52% of shares having voting power present in person or represented by proxy were voted in favor of the compensation of our named executive officers, compared to 82% and 94% in 2016 and 2015, respectively. While the 2017 voting results represented majority support for our executive officer compensation program, we aspire to receive significantly higher levels of support. As a result of the 2017 say-on-pay results, we made significant efforts to engage with our stockholders on our executive compensation program and substantially redesigned our approach for 2018 in part as a result of our engagement, as further described in the section below and in Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45. Our stockholders’ views on our executive officer compensation program are important to us, and we value and utilize the feedback and insights that we have received, and continue to receive, from our stockholders.

Stockholder Engagement

We are committed to continuously maintaining an open dialogue with our stockholders and engaging in a robust process to solicit feedback from our stockholders. Beginning in May 2017, we reached out to several of our largest institutional stockholders, representing approximately 54% of our outstanding common stock as of December 31, 2017, in an effort to:

•	better understand the underlying reasons for their say-on-pay vote; and

•	obtain input on how our executive officer compensation program, disclosure practices and corporate governance may be better aligned with stockholder expectations.

All stockholders involved in our engagement efforts were invited to meet with Ms. Sugg, Chairwoman of the Compensation Committee, and members of our senior management. Stockholders owning approximately 35% of our outstanding common stock as of December 31, 2017 agreed to have at least one meeting with us or otherwise corresponded that they support our executive officer compensation program, and of that group, we met with stockholders owning approximately 29% of our outstanding common stock as of December 31, 2017 on multiple occasions throughout the year.

The Compensation Committee believes that our executive officer compensation policies and programs are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each officer’s level of executive responsibility, the type and scope of our operations and our Company-wide financial condition and performance. However, we are constantly working to enhance our executive officer compensation program design, incorporate best practices and provide greater transparency regarding our program and the link between compensation and execution of our strategy.

The Compensation Committee and our management carefully considered stockholder feedback, and we have responded as provided below. The Compensation Committee approved several changes to the Company’s executive compensation policies and programs and corporate governance practices for 2017 and 2018, most of which were a direct result of stockholder feedback. Below is a chart summarizing the feedback that we received from our stockholders and our responses. For more information regarding changes to our compensation policies and programs for 2018, see Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45.

Stockholder Feedback / Reason for Change	Company Response / Compensation Change
Equity grants to executive officers and employees are dilutive to Denbury’s stockholders.
For 2017 compensation, we (i) maintained a stock price floor of $2.25 in determining the number of shares awarded for all equity-based compensation, which resulted in our NEOs being granted 418,362 fewer shares of restricted stock than if the actual NYSE closing stock price of $1.52 per share on July 11, 2017 had been used (a cumulative reduction of approximately $635,910), (ii) provided that cash would be paid for any amounts earned under incentive-based awards above the 100% target level, (iii) maintained the TSR vs. Oil Price Change cash award for our named executive officers and (iv) significantly reduced both the number of non-executive employees eligible to receive equity and the amounts of equity granted to those eligible employees.

For information regarding changes to our equity-based compensation for 2018, see Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45.

Bonus metrics should focus more on value creation and overall returns.
The Compensation Committee approved objective metrics related to value maximization, operational excellence, and financial strength with respect to determining the 2018 bonus. For more information regarding changes to our bonus metrics for 2018, see Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45.

Denbury should adopt a formal clawback policy.	The Compensation Committee adopted a formal clawback policy. See Executive Compensation – Compensation Discussion and Analysis – Policy on Recovery of Compensation and Clawbacks on page 50.
Denbury should eliminate tax gross-up payments for excise taxes in change-of-control transactions.	The Compensation Committee eliminated tax gross-up payments for excise taxes in change-of-control transactions.
Stockholders would like more disclosure on climate change risks.	Climate change risks are discussed in our Corporate Responsibility Report available on our website at www.denbury.com, under the “Responsibility” link.
Denbury should provide more disclosure of its stockholder engagement efforts.
As discussed throughout this proxy statement, stockholder engagement is a fundamental and ongoing process at Denbury, and in May 2017 we began a robust stockholder engagement campaign and reached out to, and engaged with, several of our largest institutional stockholders.

Stockholders would like to discuss Denbury’s compensation policies and programs with the Chairwoman of the Compensation Committee.
The Chairwoman of the Compensation Committee was available to attend each meeting in the shareholder engagement process. As part of our annual engagement process, members of the Compensation Committee are generally available to meet with our stockholders.

While still receiving majority approval, we took the say-on-pay results in 2017 seriously, and we believe we have addressed and utilized the feedback that we received from our stockholders through our direct conversations with them, our enhanced disclosure, and our compensation program changes for 2017 and 2018. As a result, our Board recommends a vote FOR Proposal Two on page 62, the non-binding, advisory vote to approve named executive officer compensation.

Objectives and Philosophy

Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance. Our overall compensation philosophy is that we:

•	pay competitive base salaries at a level to attract and retain outstanding talent, generally targeted at the median level of salaries of our peer companies;

•	provide a proper balance and mix of compensation, which places significant emphasis on long-term and incentive-based awards; and

•	reward employees for the results of the Company as a whole.

Generally, base salaries are approximately 15% of total targeted compensation for our named executive officers, and approximately 85% of their compensation is paid either through annual cash bonuses, time-vested restricted stock or incentive awards. This means that all compensation components other than base salaries are based, to a significant degree, on Company and individual performance.

Roles in Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee, which consists of four independent directors, provides assistance to the Board in discharging its oversight responsibilities relating to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program. Among its primary duties, the Compensation Committee reviews and approves, on at least an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and determines and approves our Chief Executive Officer’s compensation based on this evaluation. Additionally, in consultation with the Chief Executive Officer, the Compensation Committee evaluates the performance of, and reviews and recommends for adoption by the Board the compensation of, all other executive officers on an annual basis.

Other duties of the Compensation Committee with respect to setting executive officer compensation include:

•	setting, reviewing and certifying performance metrics and targets under incentive-based compensation awards;

•	evaluating Company and individual performance results with respect to annual incentive bonuses;

•	evaluating and setting the Company’s compensation peer group;

•	evaluating the competitiveness of each executive officer’s total compensation package; and

•	approving any changes to executive officer compensation packages, including but not limited to, base salaries, annual incentive bonus target amounts and equity and cash awards.

For 2017, the Compensation Committee determined the compensation packages for executive officers in December 2016. Incentive-based equity and cash awards were granted in January 2017, while time-based restricted stock was granted in July 2017. For more information regarding changes to our compensation policies and programs for 2018, see Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45.

The Compensation Committee charter, which fully describes the Compensation Committee’s duties and responsibilities, is available on the Company’s website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Role of the Chief Executive Officer

Within the framework of the compensation programs approved by the Compensation Committee, each year our Chief Executive Officer recommends the level of base salary, annual incentive bonus amounts, and equity and cash award amounts for our other executive officers. These recommendations are based, in part, upon his assessment of each executive officer’s performance, the performance of the individual’s respective department or function, the performance of the Company as a whole, and officer retention considerations. The Compensation Committee reviews our Chief Executive Officer’s recommendations and approves and recommends for adoption by the Board any compensation changes affecting our executive officers as it determines in its sole discretion. Our Chief Executive Officer is not involved in setting or approving his own compensation.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant and to advise the Compensation Committee on compensation-related matters. Meridian reports directly to the Compensation Committee. The Compensation Committee retains sole authority to approve Meridian’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. A representative of Meridian attends meetings of the Compensation Committee as requested, and communicates with the Compensation Committee periodically between meetings.

Meridian provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include (i) advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and (ii) providing market information and analysis regarding the competitiveness of our compensation program design and our award values in relation to Company and executive officer performance.

At the direction of the Compensation Committee, Meridian performed the following services, among others, related to our 2017 compensation program:

•	provided presentations and reports on executive officer compensation trends (including those related to incentive-based awards);

•	provided evaluations of total compensation for each executive officer as compared to industry peers;

•	provided input to the Compensation Committee with respect to executive officer compensation;

•	reviewed drafts of this proxy statement, including the CD&A and related compensation tables;

•	reviewed the Company’s compensation peer group and recommended changes; and

•	provided other consulting and advice at the request of the Compensation Committee.

Other than Meridian’s services mentioned herein and other services performed at the request of the Compensation Committee, including an analysis of the compensation paid to the Company’s directors and general educational presentations related to compensation-related matters, Meridian provided no other material services to the Company during 2017. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent compensation consultant to the Compensation Committee.

Use of Peer Survey Comparisons

In making 2017 executive officer compensation decisions in December of 2016, the Compensation Committee considered compensation data from a select group of peer companies. In consultation with Meridian, the Compensation Committee adjusted the compensation peer group for 2017 from the group used for 2016 compensation by removing five companies (Cimarex Energy Co., Concho Resources Inc., Linn Energy, Inc., Southwestern Energy Company and Ultra Petroleum Corp.) and adding four companies (Diamondback Energy, Inc., Energen Corporation, PDC Energy, Inc. and Rice Energy Inc.). The 2017 compensation review peer group is set forth below.

2017 Compensation Review Peer Group
California Resources Corporation	Newfield Exploration Company	Rice Energy Inc.
Diamondback Energy, Inc.	Oasis Petroleum Inc.	SM Energy Company
Energen Corporation	PDC Energy, Inc.	Whiting Petroleum Corporation
EP Energy Corporation	QEP Resources, Inc.	WPX Energy, Inc.
Murphy Oil Corporation	Range Resources Corporation

The peer companies were selected from a group of independent publicly traded oil and gas companies with similar operations using several criteria, such as market capitalization, revenues, assets, enterprise value and production volumes. We believe that the selected companies were the most appropriate for executive officer compensation comparisons for 2017 compensation decisions. The differences and similarities between us and the companies in our compensation peer group are taken into consideration when considering peer group data for executive officer compensation. The Compensation Committee reviews the peer group composition annually in consultation with Meridian.

Compensation Components

The Company’s 2017 named executive officer compensation program included the following primary components:

2017 Compensation Components
Base Salary	Annual Incentive Bonus	Equity and Cash Awards

The graph below details the percentage each compensation component contributed to total 2017 targeted compensation for our named executive officers as a group. Each component is discussed in more detail below.

2017 Target Compensation

Equity and
Cash Awards
60%
NEOs
Annual
Incentive Bonus
25%
15%
Base Salary

The Compensation Committee froze 2017 total target compensation for our named executive officers, except with respect to Mr. Kendall’s base salary increase upon his promotion to Chief Executive Officer on July 1, 2017. Except for Mr. Kendall’s base salary increase upon his promotion, total target compensation for our named executive officers has been frozen since 2015. The comparative target compensation amounts for each compensation component for 2016 and 2017 for our named executive officers were as follows:

	Base Salary			Annual Incentive Bonus			Equity and Cash Awards
	2016	2017	% Change	2016	2017	% Change	2016	2017 (2)	% Change
Christian S. Kendall(1)	$577,500	$700,000	21%	$941,719	$1,117,813	19%	$2,250,000	$2,250,000	0%
Mark C. Allen	469,287	469,287	0%	821,252	821,252	0%	1,750,000	1,750,000	0%
Jim Matthews	388,043	388,043	0%	582,065	582,065	0%	900,000	900,000	0%
Phil Rykhoek	780,000	780,000	0%	1,365,000	1,365,000	0%	4,000,000	4,000,000	0%

(1)
Effective July 1, 2017, when Mr. Kendall was promoted to Chief Executive Officer, he received a $122,500 base salary increase. Mr. Kendall’s annual incentive bonus target amount was prorated to account for his base salary increase.

(2)
To limit potential dilution and conserve available shares under the 2004 Incentive Plan, the Compensation Committee set a stock price floor of $2.25 per share in determining the total number of shares that could be granted under equity awards. As a result, our named executive officers (as a group) were granted 418,362 fewer shares of restricted stock than would have been granted if the actual NYSE closing stock price of $1.52 per share on July 11, 2017 had been used (a cumulative reduction in value of approximately $635,910).

Base Salaries

We strive to provide our named executive officers with a level of assured cash compensation in the form of base salaries, at appropriate levels given their positions, professional status and accomplishments. We believe that base salaries should be competitive with the salaries of similar management positions at our compensation peer companies, and we have generally targeted that amount for many years. In 2017, the Compensation Committee froze base salaries for all employees, including our named executive officers, except for base salary increases related to promotions. Except as otherwise provided above, our named executive officers have not received a base salary increase since January 2015.

Annual Incentive Bonuses

Annual incentive bonuses are paid in cash and are an integral part of the overall compensation program for all of our employees. The decision to pay annual incentive bonuses, and in what amounts, is determined by the Compensation Committee on a Company-wide basis. The annual incentive bonus target amounts are based on a percentage of base salary. For our named executive officers, these percentages have not changed since 2015, and for 2017 were as follows: 175% for Messrs. Kendall, Allen and Rykhoek and 150% for Mr. Matthews.

For 2017, annual incentive bonuses were determined based on two factors: Company performance and individual performance. The Company performance factor, which comprised 65% of the annual incentive bonus target, was evaluated by the Compensation Committee with a potential range from 0% to 125% of target. The individual performance factor, which comprised 35% of the annual incentive bonus target, was evaluated by the Compensation Committee, considering recommendations by the Chief Executive Officer, other than for himself, with a potential range from 0% to 200% of target.

2017 Annual Incentive Bonus Calculation

Company Performance (65% Weighting). For the 2017 annual incentive bonuses, the entire Company performance component was based on objective performance criteria. In particular, the Compensation Committee measured the Company’s performance with regard to the following financial and operating performance criteria: (i) total production, (ii) lease operating expenses, (iii) capital expenditures and (iv) health, safety and environmental performance, at the targets and weightings in the table below. In December 2016, the Compensation Committee set the performance criteria based on the Company’s 2017 performance goals. In 2017, our performance goals included: (i) maintaining total production in line with our 2016 exit rate, (ii) continuing to control costs, including our lease operating expenses, (iii) operating within our capital budget and (iv) improving upon our health, safety and environmental results. In February 2017, we announced a 2017 capital budget of $300 million and anticipated 2017 total production of between 58,000 and 62,000 barrels of oil equivalent per day (“BOE/d”), with the mid-point of such range being roughly flat with our 2016 exit rate of just under 60,000 BOE/d. In August 2017, we increased our 2017 total production guidance to between 60,000 and 62,000 BOE/d, despite reducing our 2017 capital budget to $250 million.

Criteria	Target	Target Points
Total Production	58,000 – 62,000 BOE/d	40
Lease Operating Expenses	Total LOE of $456 million	20
Capital Expenditures	Total capital expenditures of less than $300 million (excluding capitalized interest and acquisitions)	20
Health, Safety and Environmental	Numerous targets with respect to total recordable incident rates, days away/restricted or transfer rates, significant releases, vehicle and contractor incidents and training	20
Total		100

Individual Performance (35% Weighting). The Compensation Committee made determinations with respect to the individual performance component of the annual incentive bonus for our named executive officers, based on an overall retrospective evaluation of the individual’s performance during the year. The Compensation Committee considered, among other things, attainment of goals, leadership, teamwork and the role the individual played in meeting the Company performance criteria outlined above, and in significant projects, matters or transactions.

For more information regarding actual payout decisions for our 2017 annual incentive bonus program, see Results of Incentive-Based Compensation for Year-Ended 2017 on page 43.

2017 Equity and Cash Awards – Overall Program

Equity and cash awards were a significant focus of our total compensation program for our named executive officers in 2017. All awards granted under our 2004 Incentive Plan are designed to align the interests of our named executive officers with those of our stockholders. The mix of awards and total award target amounts for each executive officer in 2017 remained the same as in 2016.

For 2017, the Compensation Committee determined that the awards granted to our named executive officers would be allocated as follows, with 90% of these awards vesting over a three-year period:

Percent	Award Name	Award Type	Terms
40%	Time-Vested Restricted Stock	Equity	Vesting ratably over three years (34%, 33%, 33%)
25%	TSR Award	Equity (1)	Based on a three-year performance period and cliff vesting after 3.25 years
10%	EBITDAX Award	Equity (1)	Based on a one-year performance period and vesting after 1.25 years
25%	Oil Price Change vs. TSR Award	Cash	Based on a three-year performance period and cliff vesting after 3.25 years

(1)
Any amounts earned under the TSR and EBITDAX awards above the 100% target levels are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

We continued to place a great emphasis on incentive-based awards (the TSR, EBITDAX, and Oil Price Change vs. TSR awards) to further align the interests of our named executive officers with those of our stockholders. For 2017, incentive-based awards comprised 60% of our award mix. The remaining 40% of the award mix was time-vested restricted stock, vesting ratably over three years. To limit potential dilution and conserve available shares under the 2004 Incentive Plan, the Compensation Committee set a stock price floor of $2.25 per share in determining the total number of shares that could be granted under equity awards. As a result, our named executive officers (as a group) were granted 418,362 fewer shares of restricted stock than would have been granted if the actual NYSE closing stock price of $1.52 per share on July 11, 2017 had been used (a cumulative reduction in value of approximately $635,910).

Generally, the target number of shares or cash value eligible to be earned under the three incentive-based awards will be earned if the Company ranks at the 50th percentile of its peer group or performs at the mid-point of the designated vesting levels, and the maximum number of shares or cash value (200%) will be earned if the Company ranks the highest in its peer group or performs at the highest designated vesting level. If performance is below designated minimum levels, no shares or cash are earned. Any amounts earned under the TSR and EBITDAX awards above the 100% target levels are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

Each of the target levels and the formulas employed to reward achievement was determined and defined by the Compensation Committee at the time of grant of the incentive-based awards, based upon year-end targets and goals. Achievement of discretionary factors and confirmation of performance levels are determined by the Compensation Committee. Any portion of the shares which are not earned by the end of the performance period are forfeited. Each of the three incentive-based awards are discussed in greater detail below.

TSR Award

The TSR award is based on comparing the average of the Company’s total shareholder return during each year within the three-year performance period to that of the Company’s peers. The stock prices used to compare TSR are based on the increase or decrease in the Company’s or a peer company’s average common stock price (assuming reinvestment of any dividends) between the last ten trading days of one calendar year and the last ten trading days of the next calendar year. The peer group of 18 companies, as selected by the Compensation Committee in consultation with Meridian, is primarily weighted toward oil production and oil reserves, and includes eight companies from the Company’s peer group used for the Compensation Committee’s overall review in setting 2017 compensation. For this particular award, it was determined that having a peer group whose members were more aligned with the Company’s heavily-weighted oil production and reserve mix, as opposed to natural gas, was more appropriate than a peer group based on the relative size of each member. The peer group of companies used for the 2017 TSR award was as follows:

2017 TSR Award Peer Group
California Resources Corporation*	MEG Energy
Concho Resources Inc.	Murphy Oil Corporation*
ConocoPhillips	Newfield Exploration Company*
Continental Resources, Inc.	Oasis Petroleum Inc.*
Crescent Point Energy Corp.	Occidental Petroleum Corporation
EOG Resources, Inc.	PDC Energy, Inc.*
EP Energy Corporation*	Pioneer Natural Resources Company
Hess Corporation	SM Energy Company*
Marathon Oil Corporation	Whiting Petroleum Corporation*

*	Included in the Company’s peer group used for the Compensation Committee’s review in setting 2017 compensation.

The TSR achievement percentage is determined based on where the Company ranks relative to its peers at the end of the three-year performance period based on the following chart. For example, if the Company ranks fourth out of the 19 total companies, it would achieve 167% of the target amount of the award.

Three-Year Average TSR Rank	Performance Percentage Scale (subject to interpolation) (1)
1	200%
2	189%
3	178%
4	167%
5	156%
6	144%
7	133%
8	122%
9	111%
10	100%
11	89%
12	78%
13	67%
14	56%
15	44%
16	33%
17	22%
18	11%
19	0%

(1)
Any amounts earned under the TSR award above the 100% target level are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

EBITDAX Award

The EBITDAX award is based on quantitative formulaic operational performance criteria. A goal of the Compensation Committee was to select an objective performance measure that would not be significantly affected by commodity prices, or if so affected or influenced, our peer group should be similarly subjected to the same market influences on their performance.

Each year, the Compensation Committee considers the Company’s goals and attempts to match specific operational performance measures with such corporate goals. The EBITDAX award compares the Company’s EBITDAX per barrel of production to that of our peers. In setting 2017 compensation, the Compensation Committee felt this was an appropriate operational performance measure because of the importance of maximizing profitability to fund ongoing operations and capital expenditures and service long-term debt obligations in the current oil price environment.

The peer group of 16 companies, as selected by the Compensation Committee in consultation with Meridian, is primarily weighted toward oil production and oil reserves, and includes eight companies from the Company’s peer group used for the Compensation Committee’s overall review in setting 2017 compensation. Similar to the TSR award, it was determined that having a peer group whose members were more aligned with the Company’s heavily oil-weighted production and reserve mix, as opposed to natural gas, was more appropriate than a group based on the relative size of each member. The only difference between the EBITDAX award peer group and the TSR award peer group is the exclusion of two Canadian companies (Crescent Point Energy Corp. and MEG Energy) from the EBITDAX award peer group because their publicly filed financial information does not contain the information necessary to calculate the EBITDAX metric consistently. The peer group of companies used for the EBITDAX award was as follows:

EBITDAX Award Peer Group
California Resources Corporation*	Murphy Oil Corporation*
Concho Resources Inc.	Newfield Exploration Company*
ConocoPhillips	Oasis Petroleum Inc.*
Continental Resources, Inc.	Occidental Petroleum Corporation
EOG Resources, Inc.	PDC Energy, Inc.*
EP Energy Corporation*	Pioneer Natural Resources Company
Hess Corporation	SM Energy Company*
Marathon Oil Corporation	Whiting Petroleum Corporation*

*    Included in the Company’s peer group used for the Compensation Committee’s review in setting 2017 compensation.

The EBITDAX achievement percentage is determined based on where the Company ranks on a per barrel-of-oil-equivalent basis relative to its peers at the end of a one-year performance period based on the following chart. For example, if the Company ranks fourth out of the 17 total companies, it would achieve 163% of the target amount of the award.

EBITDAX Rank	Performance Percentage Scale (subject to interpolation) (1)
1	200%
2	188%
3	175%
4	163%
5	150%
6	138%
7	125%
8	113%
9	100%
10	88%
11	75%
12	63%
13	50%
14	38%
15	25%
16	13%
17	0%

(1)
Any amounts earned under the EBITDAX award above the 100% target level are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

Oil Price Change vs. TSR Award

The Oil Price Change vs. TSR award compares the change in WTI crude oil prices to our total shareholder return, both over a three-year period. This award is payable in cash to (i) limit potential dilution, (ii) conserve shares available for grant under our 2004 Incentive Plan and (iii) reduce the impact of mark-to-market volatility of the award by paying it in cash instead of equity. As our stock price is influenced heavily by fluctuations in oil prices (approximately 97% of our production is oil), the Compensation Committee believed that comparing our stock price performance to the change in oil prices was a reasonable metric to evaluate the Company’s performance.

The stock prices used to compare TSR are based on the increase or decrease in the average common stock price between the last ten trading days of one calendar year and the last ten trading days of the next calendar year. The WTI crude oil prices used to compare oil prices are based on the increase or decrease in the forward looking closing trading price of the next 12 months of WTI crude oil (NYMEX) strip prices between the end of the preceding calendar year to start the performance period and the end of each calendar year to end the performance period.

The Oil Price Change vs. TSR achievement percentage is determined based on where the Company’s TSR ranks relative to the change in oil price at the end of the three-year performance period based on the following chart. For example, if the Company’s average TSR over the previous three years was 12% and the change in WTI crude oil prices over that same period increased by an average of 8%, the Company’s TSR relative to Oil Price Change would be 4% (the difference between Company TSR and Oil Price Change), and the award recipients would achieve 100% of the target amount of the award.

TSR Relative to Oil Price Change	Performance Percentage Scale
> 50%	200%
≤ 50% and > 45%	190%
≤ 45% and > 40%	180%
≤ 40% and > 35%	170%
≤ 35% and > 30%	160%
≤ 30% and > 25%	150%
≤ 25% and > 20%	140%
≤ 20% and > 15%	130%
≤ 15% and > 10%	120%
≤ 10% and > 5%	110%
≤ 5% and > -5%	100%
≤ -5% and > -10%	90%
≤ -10% and > -15%	80%
≤ -15% and > -20%	70%
≤ -20% and > -25%	60%
≤ -25% and > -30%	50%
≤ -30% and > -35%	40%
≤ -35% and > -40%	30%
≤ -40% and > -45%	20%
≤ -45% and > -50%	10%
≤ -50%	0%

Results of Incentive-Based Compensation for Year-Ended 2017

For the performance period ended 2017, our named executive officers were eligible to earn equity and cash under four incentive-based awards: the (i) three-year TSR award granted in 2015, (ii) three-year Growth and Income award granted in 2015, (iii) one-year EBITDAX award granted in 2017 and (iv) 2017 annual incentive bonus. The Compensation Committee certified the TSR award, Growth and Income award and EBITDAX award at 53%, 0% and 75%, respectively, of the targeted levels (target equal to 100%). The Company performance component (65% of the total bonus) of the 2017 annual incentive bonus was certified at 90% of target based on the performance criteria, and the Compensation Committee concluded that awards of $382,388, $288,694 and $208,350 were appropriate for Messrs. Kendall, Allen and Matthews, respectively, for the individual performance component (35% of the total bonus) of the 2017 annual incentive bonus.

Below are summaries of the performance points or percentile rank earned, as applicable, for each of the awards based on the Company’s performance relative to the performance metrics.

Three-Year TSR Award (granted in 2015)
Metric	TSR Percentile Rank Compared to Peers	Award Achievement (Percent of Target)
Compared the average of the Company’s total shareholder return during each year within the three-year performance period to that of the Company’s peers.	26.7% (ranked 12th out of 16 companies)	53%

Three-Year Growth and Income Award (granted in 2015)
Metric	Growth and Income Rate	Award Achievement (Percent of Target)
A measure of the Company’s average annual growth and income rate for a three-year performance period against its long-term objectives. The growth and income rate is equivalent to the sum of the production per share growth rate and an annual adjusted free cash flow per share yield. The annual production per share growth rate is based on the Company’s annual production volume growth on a barrels of oil equivalent per day basis, and the annual adjusted free cash flow per-share yield is based on cash flows from operations adjusted for commodity prices, commodity derivative settlements, working capital changes and development capital expenditures.
	1.4%	0%

2017 EBITDAX Award (one-year performance period)
Metric	EBITDAX Rate Compared to Peers	Award Achievement (Percent of Target)
Compares the Company’s EBITDAX per barrel of production to that of our peers.	37.5% (ranked 11th out of 17 companies)	75%

2017 Annual Incentive Bonus – Company Portion (65%)
Criteria (1)	Target	Target Points	Actual Results	Points Earned
Total Production	58,000 – 62,000 BOE/d	40	Total production of 60,298 BOE/d was within the originally targeted range despite downtime due to extraordinary weather events	40
Lease Operating Expenses	Total LOE of $456 million	20	Total LOE of $448 million	20
Capital Expenditures	Total capital expenditures of less than $300 million (excluding capitalized interest and acquisitions)	20	Total capital expenditures of $241 million	20
Health, Safety and Environmental	Numerous targets with respect to total recordable incident rates, days away/restricted or transfer rates, significant releases, vehicle and contractor incidents and training	20	Met or exceeded several of our targets, but fell below target on employee and contractor total recordable incident rates, days away/restricted or transfer rates, and had one contractor fatality	10
Total		100		90

(1)
On February 14, 2017, Denbury announced that it anticipated 2017 production of between 58,000 and 62,000 barrels of oil equivalent per day, based on an estimated 2017 capital budget (excluding acquisitions and capitalized interest) of approximately $300 million. On August 8, 2017, Denbury announced that it revised its 2017 production guidance to between 60,000 and 62,000 barrels of oil equivalent per day, despite reducing its estimated 2017 capital budget (excluding acquisitions and capitalized interest) to approximately $250 million.

At its December 2017 meeting, the Compensation Committee approved the Company performance component of the 2017 annual incentive bonus for all employees, including the named executive officers, at 90% of target based on the performance criteria. This portion of the annual bonus was paid in January 2018.

2017 Annual Incentive Bonus – Individual Portion (35%)

The Compensation Committee concluded that awards of $382,388, $288,694 and $208,350 were appropriate for Messrs. Kendall, Allen and Matthews, respectively. The individual performance component of the 2017 annual incentive bonus is expected to be paid in the second quarter of 2018.

The chart below shows the share and cash amounts earned under each award by each named executive officer.

	Three-Year TSR Award Shares (#)		Three-Year Growth and Income Award Shares (#)		2017 EBITDAX Award Shares (#)		2017 Annual Incentive Bonus Cash ($)(2)
Name	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Christian S. Kendall (1)	—	—	—	—	59,210	44,407	1,117,813	1,036,824
Mark C. Allen	79,001	41,870	52,668	—	46,052	34,539	821,252	769,127
Jim Matthews	40,629	21,533	27,086	—	23,684	17,763	582,065	548,858
Phil Rykhoek	180,574	95,703	120,383	—	105,263	78,947	1,365,000	—

(1)
Mr. Kendall joined the Company in September 2015 and was not granted incentive-based awards as part of his compensation until 2016. Mr. Kendall’s annual cash bonus target amount was prorated based on a salary increase that he received effective July 1, 2017, in connection with his promotion to Chief Executive Officer.

(2)	Includes the Company and individual components of the 2017 annual incentive bonus.

2018 Compensation Changes

For 2018, we redesigned our compensation policies and programs for all employees in an effort to reflect recent changes at Denbury and in our industry. In addition to our leadership transition in 2017, we reorganized and reduced our workforce to better support our business strategy in the current market conditions.  To better align Company-wide compensation with the execution of our long-term strategy, and in response to the current commodity price environment as well as feedback from our stockholders, our management and the Compensation Committee made significant changes to our compensation policies and programs for 2018. Many of those changes are designed to:

•
more closely align the interests of our employees, including our named executive officers, with those of our stockholders by increasing incentive-based compensation, limiting potential dilution and conserving shares under the 2004 Incentive Plan;

•	more closely align compensation with value creation and the execution of our long-term strategy; and

•	simplify the overall compensation structure for all employees.

The table below summarizes the key compensation decisions or changes made to our compensation program for 2018 and the Compensation Committee’s objectives behind such decisions or changes.

Compensation Redesign Objectives
Decision / Change for 2018	Align with Stockholders	Create Value	Simplify Structure
Made a greater proportion of compensation incentive-based for all employees	✓	✓	✓
Made the entire target annual bonus amounts for all employees based on Company (and not individual) performance	✓	✓	✓
Modified annual incentive bonus metrics to measure objective criteria related to value maximization, operational excellence and financial strength	✓	✓
Reduced annual incentive bonus target amounts for our executive officers	✓	✓
Increased the long-term equity component (and reduced the short-term cash component) for executive officers	✓	✓	✓
Maintained a stock price floor of $2.25 per share in determining the total number of shares granted as equity compensation	✓	✓
Created a new Debt-Adjusted Reserves Growth per Share award	✓	✓
Included a feature in the new Debt-Adjusted Reserves Growth per Share award capping the payout at 100% of target if the Company’s reserves replacement is less than 100% of production	✓	✓
Modified the TSR award to cap the payout at 100% of target if the Company’s TSR is negative	✓	✓
Provided that any amounts earned under the TSR and Debt-Adjusted Reserves Growth per Share awards above the 100% target levels are payable in cash, rather than in shares of common stock	✓
Eliminated the Oil Price Change vs. TSR cash award	✓		✓
Eliminated the EBITDAX award	✓		✓
Eliminated the granting of time-based restricted stock to most employees	✓		✓
Eliminated tax gross-up payments for excise taxes in change-of-control transactions	✓		✓
Adopted a formal clawback policy	✓

NEO Total Target Compensation

The graphic below illustrates the compensation components of our 2018 target compensation for our named executive officers. The percentage amounts in the graphic represent average numbers for our named executive officers as a group. As compared to the total target compensation for our named executive officers in 2017 (see graphic on page 26), we have significantly increased the long-term equity component and decreased the short-term cash component to better align the interests of our named executive officers with those of our stockholders.

2018 Total Target Compensation
Incentive-Based Compensation (60%)
Other Compensation (40%)
Annual Bonus (23%)
TSR Award (25%)
Debt-Adjusted Reserves Growth (12%)
Base Salary (16%)
Restricted Stock Award (24%)
*
*
*
Cash = 39%
Equity = 61%
Long-Term = 61%

Annual Incentive Bonuses

The annual incentive bonus target amounts are based on a percentage of base salary. For 2018, the Compensation Committee reduced the annual incentive bonus targets for each of our named executive officers compared to the targets for 2017, as depicted in the table below.

	2017	2018	% Change
Christian S. Kendall	175%	150%	(14)%
Mark C. Allen	175%	140%	(20)%
Jim Matthews	150%	120%	(20)%

In 2018, annual incentive bonuses will be determined for all of our employees, including our named executive officers, based on objective criteria related to (i) value maximization, (ii) operational excellence and (iii) financial strength. The annual incentive bonus will have a potential payout range from 0% to 200% of target and will be based entirely on Company performance. Seventy percent (70%) of the annual incentive bonus payment will be tied to quantitative metrics related to the Company’s performance targets with respect to production, lease operating expenses, general and administrative expenses, EBITDAX, reserves and HSE performance. Thirty percent (30%) of the annual incentive bonus payment will be based on metrics related to the Company’s performance on other strategic initiatives, such as portfolio management, rate of return on capital projects, balance sheet management, liquidity and operating within cash flow. The table below depicts the annual incentive bonus metrics, their respective weightings for 2018 and how the metrics and weights compare to 2017.

Metric	2017 Weighting	2018 Weighting
Total Production	40%	15%
Lease Operating Expenses	20%	10%
General and Administrative Expenses	N/A	5%
EBITDAX	N/A	15%
Reserves Replacement	N/A	10%
Health, Safety and Environmental	20%	15%
Capital Expenditures	20%	N/A
Other Strategic Initiatives	N/A	30%
Total	100%	100%

2018 Equity Awards

For 2018, the Compensation Committee determined that the equity awards granted to our named executive officers would be allocated as follows:

Percent	Award Name	Award Type	Terms
40%	Time-Vested Restricted Stock	Equity	Vesting ratably over three years (34%, 33%, 33%)
40%	TSR Award	Equity (1)	Based on peer ranking over a three-year performance period and cliff vesting after 3.25 years
20%	Debt-Adjusted Reserves Growth per Share Award	Equity (1)	Based on a three-year performance period and cliff vesting after 3.25 years

(1)
Any amounts earned under the TSR and Debt-Adjusted Reserves Growth per Share awards above the 100% target levels are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

We increased the emphasis on incentive-based equity awards to further align the interests of our named executive officers with those of our stockholders. For 2018, the TSR and Debt-Adjusted Reserves Growth per Share awards comprise 60% of our award mix, with both of these awards measuring performance over a three-year period. The remaining 40% of the award mix is time-vested restricted stock, vesting ratably over three years. The Compensation Committee (i) added a new Debt-Adjusted Reserves Growth per Share award, (ii) increased the significance of the TSR award and modified the TSR award such that if the Company’s TSR is negative, the award payout is capped at 100% of target, regardless of the Company’s TSR ranking among its peer group and (iii) eliminated the EBITDAX and Oil Price Change vs. TSR award for 2018. The table below shows changes to the Company’s equity award allocations to named executive officers for 2018.

Award	2017	2018
TSR Award	25%	40%
Oil Price Change vs. TSR Award	25%	N/A
EBITDAX Award	10%	N/A
Debt Adjusted Reserves Growth per Share Award	N/A	20%
Time-Vested Restricted Stock Award	40%	40%
Total	100%	100%

The new Debt-Adjusted Reserves Growth per Share award measures the growth in proved reserves over an average of four equally-weighted periods: (i) annually for each of the three years in the performance period and (ii) the average of growth in each of those three annual periods. Award payout will be based on per share proved reserves growth against pre-set target levels, with per share determinations made after conversion of outstanding debt into common stock equivalents. The Debt-Adjusted Reserves Growth per Share award contains a feature such that if the Company’s reserves replacement is less than 100% of production, the award payout is capped at 100% of target regardless of the Company’s debt-adjusted reserves growth per share compared to the performance scale. Any amounts earned under the Debt-Adjusted Reserves Growth per Share award above the 100% target level are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

Change in Control and Severance Benefits

Our named executive officers, together with all of our employees, have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders are best served when the interests of our named executive officers are aligned with theirs, and providing change-in-control benefits should eliminate possible reluctance of our named executive officers to pursue potential change-in-control transactions that may be in the best interest of stockholders.  For more information on these potential benefits, see Potential Payments Upon Termination or Change in Control below.

Perquisites and Other Benefits

Our named executive officers participate in our benefit plans on the same terms as our other employees. These plans include medical, dental, vision, disability and life insurance and partial matching contributions to our 401(k) plan. Additionally, our named executive officers received a cash perquisite in 2017 of $25,000 for Messrs. Kendall and Allen, $21,667 for Mr. Matthews and $12,500 for Mr. Rykhoek. Our only retirement benefits are our 401(k) plan and a retirement vesting provision currently included in most of our equity and cash awards. We do not offer any pension or post-retirement medical benefits.

Stock Ownership Guidelines

Our Board has approved stock ownership and retention guidelines for our officers, based on the recommendation of the Compensation Committee and a review of our peer company stock ownership guidelines performed by Meridian. Under our stock ownership and retention guidelines, all officers are expected to hold stock with the following values:

Officer Level	Ownership Guideline
President and/or Chief Executive Officer	5x annual base salary
Chief Operating Officer, Executive Vice Presidents and/or Senior Vice Presidents	3x annual base salary
Vice President	2x annual base salary

When calculating an officer’s holdings for purposes of determining whether these guidelines are satisfied, an officer’s holdings include shares of common stock owned directly by the officer or immediate family members, plus restricted stock, both vested and unvested. Until the guideline amount is achieved, officers are required to retain at least one-third of the shares obtained through the 2004 Incentive Plan other than awards of SARs.

Risk Assessment Related to Our Compensation Program

We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company’s risk profile. Although portions of our compensation program are incentive-based, we believe that we have allocated our compensation among (i) base salary (ii) short-term compensation opportunities and (iii) long-term compensation opportunities in such a way as to discourage unreasonable risk taking. Further, one of the main factors we take into consideration in setting compensation is the performance of the Company as a whole, which we believe encourages decision making that is in the best long-term interests of the Company and our stockholders. Finally, the time-based vesting over a multi-year period for most of our incentive-based awards, as well as our stock ownership guidelines for our directors and officers, ensures their interests align with those of our stockholders for the long-term performance of the Company.

Policy on Recovery of Compensation and Clawbacks

The Board has adopted a clawback policy under which the Board, or a committee of the Board, has the right to cause the reimbursement by an executive officer of the Company of certain incentive-based compensation if the compensation was predicated upon the achievement of certain financial results that were subsequently the subject of a required restatement of the Company’s financial statements and the executive officer engaged in fraudulent or intentional illegal conduct that caused the need for the restatement. Our policy will be revised, if appropriate, to conform to any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Deductibility of Executive Compensation

We believe it is important to have flexibility in designing our compensation programs in a manner that achieves our objectives. For 2017, under U.S. federal income tax law, we cannot take a tax deduction for certain compensation in excess of $1,000,000 per year paid to certain individual named executive officers (our Chief Executive Officer and three other most highly compensated officers, excluding our Chief Financial Officer). However, performance-based compensation, as defined in the Internal Revenue Code, has historically been deductible as long as the programs are approved by the stockholders and meet certain other requirements. We have designed and monitor certain aspects of our compensation programs to meet performance-based compensation criteria and maximize our tax deductible compensation whenever practicable. For example, beginning in 2014, the Compensation Committee made changes to our annual bonus program intended to qualify a greater portion of our executive compensation for tax deductibility under Section 162(m) of the Internal Revenue Code (see Compensation Components – Annual Incentive Bonuses above). While we consider accounting and tax treatment of certain forms of compensation in the design of our compensation program, we choose to weigh all factors, and therefore we have not adopted a policy that limits our compensation options.

The previous CD&A contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Denbury’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.

EXECUTIVE COMPENSATION – COMPENSATION TABLES

Summary Compensation Table

The following table sets out a summary of executive compensation for our named executive officers for the years indicated below.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Christian S. Kendall (5)	2017	$638,750	$—	$1,984,922	$1,599,324	$57,175	$4,280,171
President and Chief Executive Officer	2016	538,125	261,106	2,048,273	1,381,795	69,813	4,299,112
	2015	165,057	260,096	1,002,000	144,734	33,750	1,605,637
Mark C. Allen	2017	$469,287	$—	$1,041,382	$1,206,627	$76,386	$2,793,682
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2016	469,287	9,025	1,204,212	1,209,477	55,906	2,947,907
	2015	469,287	9,025	1,780,786	410,626	60,038	2,729,762
Jim Matthews	2017	$388,043	$—	$535,567	$773,858	$57,512	$1,754,980
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2016	388,043	7,462	619,309	772,141	48,404	1,835,359
	2015	388,043	7,462	915,830	291,032	50,698	1,653,065
Phil Rykhoek (6)	2017	$414,000	$—	$1,299,417	$1,000,000	$5,012,135	$7,725,552
Former Chief Executive Officer	2016	780,000	15,000	2,752,487	2,187,550	125,070	5,860,107
	2015	780,000	15,000	4,008,463	682,500	65,674	5,551,637

(1)
This column includes the amounts earned for a Christmas bonus in 2015 and 2016, which was equivalent to one week’s salary. Named executive officers did not receive a Christmas bonus in 2017. With respect to Mr. Kendall, amounts in this column include bonuses of $250,000 paid in 2015 on his date of hire and $250,000 paid in 2016 on the one-year anniversary of his date of hire.

(2)
Amounts in this column include the grant-date fair value of (a) restricted common stock awards, (b) incentive-based operational awards (at the target level of 100%) and (c) TSR awards (at the target level of 100%) granted during the year indicated as shown in the following table. The grant-date fair value of restricted common stock and incentive-based operational awards is calculated using the closing price of Company common stock on the date of grant. The grant-date fair value of TSR awards is calculated using a Monte-Carlo simulation model.

Name	Year	Restricted Common Stock	Incentive-Based Operational Awards	TSR Awards	Total
Christian S. Kendall	2017	$1,254,001	$224,998	$505,923	$1,984,922
	2016	1,399,998	204,000	444,275	2,048,273
	2015	1,002,000	—	—	1,002,000
Mark C. Allen	2017	472,889	174,998	393,495	1,041,382
	2016	699,999	158,667	345,546	1,204,212
	2015	594,997	577,497	608,292	1,780,786
Jim Matthews	2017	243,200	89,999	202,368	535,567
	2016	359,999	81,600	177,710	619,309
	2015	305,997	296,998	312,835	915,830
Phil Rykhoek	2017	—	399,999	899,418	1,299,417
	2016	1,599,999	362,667	789,821	2,752,487
	2015	1,359,996	1,317,637	1,330,830	4,008,463

Incentive-based operational awards vested as follows: (i) the EBITDAX awards granted during 2017 were earned at 75% of target and vested on March 31, 2018, (ii) the EBITDAX awards granted during 2016 were earned at 77% of target and vested on March 31, 2017 and (iii) the Growth and Income awards and Capital Efficiency awards granted during 2015 were earned at 0% of target. TSR awards vest based upon a comparison of Company TSR to that of Company peers as follows: (i) awards granted in 2017 vest on March 31, 2020, (ii) awards granted in 2016 vest on March 31, 2019 and (iii) awards granted in 2015 were earned at 53% of target and vested on March 31, 2018. For the EBITDAX awards and TSR awards granted in 2016 and 2017, any amounts earned above the 100% target levels are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan. Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2017, included in the Company’s 2017 Annual Report on Form 10-K filed with the SEC on February 28, 2018.

(3)
Amounts in this column include (i) amounts earned under the annual incentive bonus plan for the years indicated, regardless of when paid (see Executive Compensation – Compensation Discussion and Analysis – Compensation Components – Annual Incentive Bonuses) and (ii) the dollar value of incentive-based cash awards granted during the year indicated.  Incentive-based cash awards vest as follows: (i) the Oil Price Change vs. TSR awards granted in 2017 will not be earned until the end of the three-year performance period and will vest on March 31, 2020 and (ii) the Oil Price Change vs. TSR awards granted in 2016 will not be earned until the end of the three-year performance period and will vest on March 31, 2019.

Name	Year	Annual Cash Bonus Plan	Incentive-Based Cash Awards	Total
Christian S. Kendall	2017	$1,036,824	$562,500	$1,599,324
	2016	819,295	562,500	1,381,795
	2015	144,734	—	144,734
Mark C. Allen	2017	769,127	437,500	1,206,627
	2016	771,977	437,500	1,209,477
	2015	410,626	—	410,626
Jim Matthews	2017	548,858	225,000	773,858
	2016	547,141	225,000	772,141
	2015	291,032	—	291,032
Phil Rykhoek	2017	—	1,000,000	1,000,000
	2016	1,187,550	1,000,000	2,187,550
	2015	682,500	—	682,500

(4)
Amounts in this column include (a) matching contributions to the 401(k) plan on each named executive officer’s behalf, (b) life and disability insurance premiums paid by the Company on each named executive officer’s behalf, (c) allocated discretionary funds for each named executive officer and (d) other compensation-related items as shown in the following table:

Name	Year	401(k) Plan (a)	Insurance Premiums (b)	Cash Perquisites (c)	Other (d)	Total
Christian S. Kendall	2017	$16,200	$6,645	$25,000	$9,330	$57,175
Mark C. Allen	2017	16,200	6,273	25,000	28,913	76,386
Jim Matthews	2017	16,200	4,485	21,667	15,160	57,512
Phil Rykhoek	2017	16,200	4,786	12,500	4,978,649	5,012,135

In 2017, all named executive officers had other compensation related to a comprehensive preventative medical examination and an on-site cafeteria that is available to all employees. The on-site cafeteria was discontinued in the fourth quarter of 2017. In July 2017, Mr. Rykhoek received $4,972,500 pursuant to an Officer Retirement Agreement dated March 21, 2017.

(5)	Mr. Kendall joined the Company in September 2015. He was appointed Chief Executive Officer effective July 1, 2017.

(6)
Mr. Rykhoek retired from his position as Chief Executive Officer effective June 30, 2017. All equity and cash performance awards granted to Mr. Rykhoek under the 2004 Incentive Plan prior to his retirement shall be treated, governed and interpreted according to the terms and conditions of those awards.

CEO Realized Compensation

The following CEO Realized Compensation Table discloses the compensation actually realized by our Chief Executive Officer, Mr. Kendall, which is different than the compensation that SEC rules require to be reported in the Summary Compensation Table above. We consider this CEO Realized Compensation Table to be relevant to investors because it shows how our compensation program affects the realized compensation of our Chief Executive Officer in a given year. The primary difference between the CEO Realized Compensation Table values and the Summary Compensation Table values is the method and timing used to value equity awards. SEC rules require companies to report the grant-date fair value of all equity awards in the Summary Compensation Table for the year in which such equity awards were granted and to report incentive-based equity at the grant-date fair value at 100% of the target level. Additionally, incentive-based cash awards are reported in the Summary Compensation Table as of the date of grant at 100% of the target level. As a result, approximately 60% of the total compensation amount reported in our Summary Compensation Table relates to awards that have not yet vested or been earned to date, and for which the value, if any, is consequently uncertain. The CEO Realized Compensation Table values contain the following differences from the Summary Compensation Table values:

•
Time-vested restricted stock is restricted stock that vested during the year presented and is valued at the vesting-date price, representing the value earned by Mr. Kendall for such shares. In contrast, the Summary Compensation Table includes the grant-date fair value of all shares in the year granted.

•
With respect to incentive-based equity awards, the CEO Realized Compensation Table reflects the vesting-date fair value of awards earned by Mr. Kendall in the year of vesting, at the then-current market price of the shares earned and the percentage actually earned for each award. In contrast, the Summary Compensation Table includes such awards in the year of grant, at the grant-date fair value of the award and assumes that the target (i.e., 100%) is earned.

•
With respect to the Oil Price Change vs. TSR cash award granted in 2017, the CEO Realized Compensation Table will not include that award until 2020, the year of vesting. In contrast, the Summary Compensation Table includes such award in 2017, the year of grant, at target (i.e., 100%).

CEO Realized Compensation Table

	Cash and All Other Compensation (Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation)		Stock Awards (Time-Vested Restricted Stock, Incentive-Based Operational Awards and TSR Awards)		Total
Year	Summary Compensation Table Values	Realized Compensation Table Values(1)	Summary Compensation Table Values(2)	Realized Compensation Table Values(3)	Summary Compensation Table Values	Realized Compensation Table Values	Percent of Summary Compensation Realized
2017	$2,295,249	$1,732,749	$1,984,922	$521,543	$4,280,171	$2,254,292	53%

(1)	This column does not include the value of the Oil Price Change vs. TSR cash award, which will vest on March 31, 2020.

(2)	Represents the grant-date fair value of restricted stock and incentive-based equity awards.

(3)	Represents the vesting-date fair value of restricted stock and incentive-based equity awards which vested in the year shown.

2017 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christian S. Kendall
Oil Price vs.TSR (2)	1/3/2017	12/14/2016	—	562,500	1,125,000
TSR (3)	1/3/2017	12/14/2016	61,875	—	562,500
						—	—	148,026		505,923
EBITDAX (4)	1/3/2017	12/14/2016	29,250	—	225,000
						—	—	59,210		224,998
Restricted Stock (5)	7/1/2017	6/23/2017							422,223	646,001
Restricted Stock (6)	7/11/2017	5/23/2017							400,000	608,000
Mark C. Allen
Oil Price vs.TSR (2)	1/3/2017	12/14/2016	—	437,500	875,000
TSR (3)	1/3/2017	12/14/2016	48,125	—	437,500
						—	—	115,131		393,495
EBITDAX (4)	1/3/2017	12/14/2016	22,750	—	175,000
						—	—	46,052		174,998
Restricted Stock (6)	7/11/2017	5/23/2017							311,111	472,889
Jim Matthews
Oil Price vs.TSR (2)	1/3/2017	12/14/2016	—	225,000	450,000
TSR (3)	1/3/2017	12/14/2016	24,750	—	225,000
						—	—	59,210		202,368
EBITDAX (4)	1/3/2017	12/14/2016	11,700	—	90,000
						—	—	23,684		89,999
Restricted Stock (6)	7/11/2017	5/23/2017							160,000	243,200
Phil Rykhoek
Oil Price vs.TSR (2)	1/3/2017	12/14/2016	—	1,000,000	2,000,000
TSR (3)	1/3/2017	12/14/2016	110,000	—	1,000,000
						—	—	263,157		899,418
EBITDAX (4)	1/3/2017	12/14/2016	52,000	—	400,000
						—	—	105,263		399,999

(1)
Represents the fair value of equity awards as of the grant date.  The fair value of the restricted stock awards and EBITDAX awards (at target 100%) is the fair market value of the stock on the date of grant.  The fair value of TSR awards is based on a Monte-Carlo simulation valuation model on the date of grant.  Further discussion regarding the underlying awards, including assumptions, is included in Note 8 of the Company’s audited financial statements for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2018.

(2)
The Oil Price Change vs. TSR cash award has a three-year performance period and cliff vests on March 31, 2020 upon satisfaction of the performance criteria of the grant (see Executive Compensation – Compensation Discussion and Analysis – Compensation Components – 2017 Equity and Cash Awards – Overall Program – Oil Price Change vs. TSR Award above).

(3)
The TSR award consists of an equity and cash component; both of which are shown in the table. Any amounts earned up to 100% target level of the TSR award are payable in equity (the equity component) and any amount earned above the 100% target level are payable in cash (the cash component). The threshold cash amount shown in the table is not payable until the maximum equity amount is payable. The TSR award has a three-year performance period and cliff vests on March 31, 2020 based on comparison of Company TSR to that of Company peers (see Executive Compensation – Compensation Discussion and Analysis – Compensation Components – 2017 Equity and Cash Awards – Overall Program – TSR Award above).

(4)
The EBITDAX award consists of an equity and cash component; both of which are shown in the table. Any amounts earned up to 100% target level of the EBITDAX award are payable in equity (the equity component) and any amount earned above the 100% target level are payable in cash (the cash component). The threshold cash amount shown in the table is not payable until the maximum equity amount is payable. The EBITDAX award had a one-year performance period and cliff vested on March 31, 2018 at 75% of target upon satisfaction of the performance criteria of the grant. See Executive Compensation – Compensation Discussion and Analysis – Compensation Components – 2017 Equity and Cash Awards – Overall Program – EBITDAX Award above.

(5)
These shares of restricted common stock vest ratably on July 1, 2018, 2019 and 2020. In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability or upon a change in control of the Company.

(6)
These shares of restricted common stock vest ratably on July 11, 2018, 2019 and 2020. In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

2017 Outstanding Equity Awards at Fiscal Year-End

	SAR Awards			Stock Awards
	Number of Securities Underlying Unexercised SARs (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)
Name	Exercisable
Christian S. Kendall				184,472 (1)	407,683
				400,000 (2)	884,000
				99,000 (3)	218,790
				102,167 (4)	225,789
				422,223 (5)	933,113
						59,210 (6)	130,854
						250,000 (7)	552,500
						148,026 (8)	327,137
Mark C. Allen	45,175	18.71	1/7/2018
	49,190	17.27	1/6/2019
	28,390	16.77	1/4/2020
				143,479 (1)	317,089
				311,111 (2)	687,555
				67,997 (9)	150,273
				26,861 (10)	59,363
						46,052 (6)	101,775
						194,444 (7)	429,721
						115,131 (8)	254,440
						52,668 (11)	116,396
						79,001 (12)	174,592
Jim Matthews	13,739	16.77	1/4/2020
				73,789 (1)	163,074
				160,000 (2)	353,600
				13,814 (10)	30,529
						23,684 (6)	52,342
						100,000 (7)	221,000
						59,210 (8)	130,854
						27,086 (11)	59,860
						40,629 (12)	89,790
Phil Rykhoek	76,137	18.71	1/7/2018
	82,906	17.27	1/6/2019
	65,383	16.77	1/4/2020
						105,263 (6)	232,631
						444,444 (7)	982,221
						263,157 (8)	581,577
						120,383 (11)	266,046
						180,574 (12)	399,069

(1)
These shares of restricted common stock vest ratably on July 8, 2018 and 2019. In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(2)
These shares of restricted common stock vest ratably on July 11, 2018, 2019 and 2020. In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(3)
These shares of restricted common stock vest on September 8, 2018. In addition to the foregoing vesting provision, all of these shares vest upon the holder’s death or disability or upon a change in control of the Company.

(4)
These shares of restricted common stock vest ratably on October 1, 2018 and 2019. In addition to the foregoing vesting provision, all of these shares vest upon the holder’s death or disability or upon a change in control of the Company.

(5)
These shares of restricted common stock vest ratably on July 1, 2018, 2019 and 2020. In addition to the foregoing vesting provision, all of these shares vest upon the holder’s death or disability or upon a change in control of the Company.

(6)	These 2017 EBITDAX awards are presented at 100% of the target award. These awards were earned at 75% of the target award and vested on March 31, 2018.

(7)
These 2016 TSR awards are presented at 100% of the target award and vest on March 31, 2019. The earned amount can range from 0% to 200% of the targeted shares based upon the performance of the Company’s stock as compared to the stock performance of the Company’s peers. In addition to the foregoing vesting provision, the target or earned amount of these shares will vest upon a holder’s death or disability or upon a change in control of the Company pursuant to the terms of the grant. Any amounts earned under these TSR awards above the 100% target levels are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

(8)
These 2017 TSR awards are presented at 100% of the target award and vest on March 31, 2020. The earned amount can range from 0% to 200% of the targeted shares based upon the performance of the Company’s stock as compared to the stock performance of the Company’s peers. In addition to the foregoing vesting provision, the target or earned amount of these shares will vest upon a holder’s death or disability or upon a change in control of the Company pursuant to the terms of the grant. Any amounts earned under these TSR awards above the 100% target levels are payable in cash, rather than in shares of Company common stock, to limit potential dilution and conserve available shares under the 2004 Incentive Plan.

(9)
These shares of restricted common stock vest ratably each January 31st until the final vesting upon reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provision, all of these shares will vest upon the holder’s death or disability or upon a change in control of the Company.

(10)
These shares of restricted common stock vested on January 9, 2018. In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(11)	These three-year Growth and Income awards granted in 2015 are presented at 100% of the target award. These awards were earned at 0% of the target award.

(12)	These three year TSR awards granted in 2015 are presented at 100% of the target award. These awards were earned at 53% of target and vested on March 31, 2018.

Option Exercises and Stock Vested During 2017

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christian S. Kendall	—	—	323,662	521,543
Mark C. Allen	—	—	220,772	525,692
Jim Matthews	—	—	110,625	260,592
Phil Rykhoek	—	—	676,054	1,217,512

(1)	Stock awards that vested in 2017 included (i) the TSR award granted in 2014, (ii) the EBITDAX award granted in 2016 and (iii) time-vested restricted stock awards granted in 2014, 2015 and 2016.

Potential Payments Upon Termination or Change in Control

Our named executive officers, together with all of our other employees, have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change of control. Further, it is our belief that the interests of stockholders will be best served if the interests of our named executive officers are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, possible reluctance of our named executive officers to pursue potential change of control transactions that may be in the best interests of stockholders.

We do not have any predefined severance benefits for our executive officers, except in the event of a change of control. In the case of a change-of-control event, we have two benefits for our employees and management, including our named executive officers: (1) eligibility to receive payments under our Severance Protection Plan and (2) immediate vesting of all long-term awards. The Denbury Resources Severance Protection Plan (“Severance Protection Plan”) was originally adopted in December 2000 and was last amended in March 2018 to remove tax gross-up payments for excise taxes imposed under Section 4999 of the Internal Revenue Code related to any change-of-control payments made to certain officers under the Severance Protection Plan. Under the terms of our Severance Protection Plan, an employee is entitled to receive a severance payment if a Change of Control (defined below) occurs and the employee incurs an involuntary termination of employment within the six-month period prior to, or within the two-year period following, that Change of Control (i.e., a “double trigger” payment). An involuntary termination for purposes of the Severance Protection Plan will mean a termination by us without cause or due to the employee’s own decision to terminate employment for good reason. Under the Severance Protection Plan, an involuntary termination will not include any termination of employment due to the participant’s death or disability. If entitled to severance payments under the terms of the Severance Protection Plan, members of our senior management team (including each of our named executive officers) will receive three times the sum of their annual base salary and bonus amounts, which is calculated as an amount equal to fifty percent (50%) of the total amount of all cash bonuses paid to the participant over the two most recent annual periods ending prior to the Change of Control. Our other officers will receive two-and-one-half times their annual salary and bonus amount, and all other employees will receive between one-third and one-and-one-half times their annual salary and bonus amount depending on their salary level and length of service with us. All employees that become entitled to a severance benefit under the Severance Protection Plan will also receive continuing medical and dental benefits, with the members of our senior management team receiving such benefits up to an eighteen-month period (such benefits would cease if the employee became covered under a subsequent employer’s plans).

The Severance Protection Plan does not provide for excise tax gross-ups. In connection with the December 13, 2012 amendment of the Severance Protection Plan, a “net-best” provision was added to the Severance Protection Plan, which we believe is a prevalent alternative to providing a gross-up. Pursuant to the “net-best” provision, officers will receive the greater after-tax benefit of either (i) their full severance payment, for which the individual officer is responsible for the payment of any applicable excise tax, or (ii) a severance payment capped at the safe harbor amount (generally $1 less than three times the officer’s average annual compensation over the past five years), for which no excise tax is due. This approach provides the officer with a capped payment only if the officer would receive a greater after-tax benefit than if the officer paid excise tax on the full severance payment.

For purposes of the Severance Protection Plan, a “Change of Control” means the occurrence of any of the following events: (i) our “continuing directors” no longer constitute a majority of the members of our Board (with a “continuing director” generally being an individual who has served for at least one year or an individual that was approved by a majority of the Board); (ii) any person or group becomes the beneficial owners of our common stock that represents thirty percent (30%) or more of the voting power of our outstanding securities; (iii) a merger or consolidation to which we are a party if (a) our stockholders (prior to the transaction) hold beneficial ownership of less than fifty percent (50%) of the combined voting power of the securities of the surviving corporation, or (b) fifty percent (50%) or more of the individuals that were members of our senior management team prior to the transaction do not hold a senior management position in the surviving corporation six-months following the transaction; or (iv) the sale of all or substantially all of our assets, or our liquidation or dissolution.

In addition to the Severance Protection Plan, our equity and cash awards have change of control protection. Therefore, upon a Change of Control, defined within our 2004 Incentive Plan by the same definition as given above for the Severance Protection Plan, equity and cash awards granted pursuant to the 2004 Incentive Plan would immediately vest in accordance with their terms. The cash and equity awards granted under the 2004 Incentive Plan would also receive accelerated vesting upon the individual’s death, disability or a post-separation Change of Control, in accordance with their terms. A post-separation Change of Control means a Change of Control that occurs not more than ninety (90) days after the individual’s separation from service. For the purposes of the 2004 Incentive Plan, such a separation from service is deemed to have occurred immediately following the post-separation Change of Control. Thus, the post-separation Change of Control is also a “double trigger” benefit, although the triggering event will be the Change of Control event.

Effective June 30, 2017, Mr. Rykhoek retired from his position as Chief Executive Officer of Denbury.  In connection with his retirement, he entered into an Officer Retirement Agreement containing a release of claims and certain restrictive covenants regarding confidentiality, non-competition, non-solicitation, and non-disparagement obligations and a release of claims. Pursuant to the agreement, Mr. Rykhoek was paid $4.97 million in July 2017 and $2.73 million in February 2018. All equity and cash performance awards granted to Mr. Rykhoek under the 2004 Plan prior to his retirement shall be treated, governed and interpreted according to the terms and conditions of those awards.

The following table shows, as of December 31, 2017, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment and/or a change in control in each of the three circumstances indicated in the table (i.e., (1) a change in control with no termination of employment, (2) a change in control with an involuntary termination of employment and (3) death or disability). The fair value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2017, using the closing stock price of $2.21 per share. Actual amounts that may become payable to any named executive officer can only be determined with any certainty at the time of an actual termination of employment or upon a change in control.

Name	Severance Protection Plan Payment ($)	Healthcare and Other Insurance Benefits ($)	Fair Value of Accelerated Equity Incentive Plan Compensation ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Other ($)	Tax Gross Up ($)	Total Value ($)
Christian S. Kendall
Change in Control with no termination of employment	—	—	3,388,712	596,250	—	—	3,984,962
Change in Control plus an involuntary termination of employment	5,157,453	92,559	3,388,712	596,250	—	—	9,234,974
Death or Disability	—	—	3,647,152	1,125,000	—	—	4,772,152

Mark C. Allen
Change in Control with no termination of employment	—	—	1,982,693	463,750	—	—	2,446,443
Change in Control plus an involuntary termination of employment	3,208,841	91,076	1,982,693	463,750	—	—	5,746,360
Death or Disability	—	—	2,183,701	875,000	—	—	3,058,701

Jim Matthews
Change in Control with no termination of employment	—	—	942,386	238,500	—	—	1,180,886
Change in Control plus an involuntary termination of employment	1,865,160	86,572	942,386	238,500	—	—	3,132,618
Death or Disability	—	—	1,045,761	450,000	—	—	1,495,761

(1)	The amounts in this column represent accelerated vesting of time-based restricted stock and incentive-based equity awards, which remain unvested as of December 31, 2017.

(2)	The amounts in this column represent accelerated vesting of incentive-based cash awards, which remain unvested as of December 31, 2017.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following reasonable estimate of the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Kendall, our Chief Executive Officer, as of December 31, 2017.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than Mr. Kendall) was approximately $128,260;

•	the annual total compensation of our Chief Executive Officer was approximately $4,341,420; and

•	the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 34 to 1.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the steps detailed below.

•
We determined that, as of December 31, 2017, our employee population consisted of approximately 879 individuals, with all of these employees located in the United States. This population consisted of our full-time, part-time and temporary employees.

•
To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation for permanent employees that were hired in 2017, but did not work at Denbury for the entire fiscal year.

•
For the annual total compensation of our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•
For the annual total compensation of Mr. Kendall, our Chief Executive Officer, we annualized the total compensation paid to Mr. Kendall as Chief Executive Officer in 2017 and calculated it in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Mr. Kendall was appointed Chief Executive Officer effective July 1, 2017.

Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Act requires all public companies to solicit from stockholders a non-binding, advisory vote to approve the compensation of their named executive officers.  In 2017, based on stockholder approval, the Board determined to hold its advisory vote to approve named executive officer compensation annually until the Board determines, or the next frequency vote provides, otherwise.

This proposal, commonly known as a “say-on-pay” proposal, grants stockholders the opportunity to express their views on the compensation of our “named executive officers,” collectively the group of officers whose compensation is reflected in our Summary Compensation Table contained herein.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.

The Board is asking stockholders to approve, on an advisory basis, the 2017 compensation of our named executive officers, as disclosed in the CD&A, the compensation tables and related disclosures in this proxy statement, which we urge you to review in voting on this resolution.  Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions and recommendations about executive compensation.  For more information on how Denbury and the Compensation Committee responded to last year’s say-on-pay vote results, see Executive Compensation – Compensation Discussion and Analysis – Say-on-Pay Results and Stockholder Engagement on page 31 and Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45.

We always welcome feedback from our stockholders, and to ensure we can receive the benefits of meaningful stockholder input, if you abstain or vote against this resolution, we urge you to write us a letter or send us an email and tell us more specifically about proposed changes you would suggest in our compensation practices or about the aspects of our compensation practices to which you object.  Stockholders can communicate directly with members of the Compensation Committee on these matters by either writing them in care of Denbury Resources Inc., Attention: Compensation Committee, at 5320 Legacy Drive, Plano, Texas 75024, or emailing them at: compensationcommittee@denbury.com.  Your correspondence will be received by the Chairwoman of the Compensation Committee with a copy to our Chief Executive Officer and Chief Financial Officer.

As described in the CD&A of this proxy statement, our executive compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations and our Company-wide financial condition and performance. Additionally, the Compensation Committee believes that incentive-based compensation is an increasingly important part of executive compensation. With respect to incentive-based equity compensation awards with performance periods ending in 2017, the value realized by our named executive officers was approximately 18% of the compensation granted to them, which demonstrates the impact of our increased emphasis on incentive-based compensation and that the decline in commodity prices over the last three years, and corresponding reduction in our stock price, has led to significant shortfalls between targeted incentive-based compensation levels and realized incentive-based compensation (see Executive Compensation – Compensation Discussion and Analysis – Executive Summary – Aligning Compensation with Execution of Our Strategy on page 26). Also, the Compensation Committee froze 2017 total target compensation for our named executive officers, except with respect to Mr. Kendall’s base salary increase upon his promotion to Chief Executive Officer on July 1, 2017. Except for Mr. Kendall’s base salary increase upon his promotion, total target compensation for our named executive officers has been frozen since 2015 (see Executive Compensation – Compensation Discussion and Analysis – Compensation Components on page 36). Furthermore, to better align Company-wide compensation with the execution of our long-term strategy, and in response to the current commodity price environment as well as feedback from our stockholders, our management and the Compensation Committee made significant changes to our compensation policies and programs for 2018 (see Executive Compensation – Compensation Discussion and Analysis – 2018 Compensation Changes on page 45). As a result, we believe the compensation of our named executive officers is aligned with Company performance.

Vote Required

As described above, the affirmative vote of a majority of shares having voting power present in person or represented by proxy and entitled to vote on this proposal at the annual meeting, where a quorum is present, will constitute a non-binding, advisory approval of this Proposal Two. Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends a vote FOR approval of the following non-binding, advisory resolution:

“RESOLVED, that the compensation of the Company’s named executive officers in 2017, as disclosed in the Compensation Discussion and Analysis, compensation tables and related disclosures contained in the Company’s 2018 proxy statement, is hereby approved.”

COMPENSATION OF DIRECTORS

2017 Director Compensation

We provide both cash and equity compensation to all of our non-employee directors (all of our directors except our Chief Executive Officer, who is not compensated as a director) so as to attract, motivate and retain experienced and knowledgeable persons to serve as our directors and to align the interests of our directors with our stockholders.

In setting 2017 director compensation, the Compensation Committee engaged Meridian to perform a director compensation review of the peer group of companies utilized for the executive compensation review (see Executive Compensation – Compensation Discussion and Analysis – Roles in Setting Executive Officer Compensation – Role of the Independent Compensation Consultant) to help determine 2017 director compensation.  Based on the analysis prepared by Meridian in 2016, and recommendations from the Nominating/Corporate Governance Committee and Compensation Committee, the Board determined not to adjust total Board compensation (cash and equity) for 2017, with average targeted compensation approximating just below the 50th percentile level of the peer group’s anticipated 2017 board compensation levels. The Board has not increased its annual retainer and equity grant value since 2013 and did not approve an increase for 2018.

In 2017, our directors were paid an annual retainer fee of $80,000. Additionally, (i) Mr. Dielwart, the Chairman of the Board, received an annual retainer of $107,000, (ii) Dr. Meyers, the Lead Technical Director, received an annual retainer of $20,000, (iii) the chairpersons of the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, Reserves and HSE Committee and Risk Committee received annual retainers of $35,000, $17,000, $15,000, $15,000 and $15,000, respectively and (iv) members of those committees received additional retainers of $10,000, $7,500, $5,000, $5,000 and $5,000, respectively. The chart below presents the annual chairperson and member fees information in a tabular format. We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with each Board meeting attended in person. Additionally, we encourage our directors to seek continuing education opportunities, and we reimburse our directors for out-of-pocket travel expenses associated with such continuing education.

	Annual Chairperson Fee	Annual Member Fee
Board of Directors	$107,000	$80,000
Audit Committee	35,000	10,000
Compensation Committee	17,000	7,500
Nominating/Corporate Governance Committee	15,000	5,000
Reserves and HSE Committee	15,000	5,000
Risk Committee	15,000	5,000

For each non-employee director, the Board also approved an annual equity grant of restricted common stock valued at $161,800 on the date of our annual stockholders meeting, which fully vests one year from the date of grant. Beginning in 2017, however, in order to limit potential dilution and conserve shares available under our 2004 Incentive Plan, the Compensation Committee set a stock price floor of $2.25 per share in determining the total number of shares that could be granted to the non-employee directors. As a result, the non-employee directors were granted 71,911 shares for their annual equity grant instead of the 86,989 shares that would have been granted if the actual NYSE closing stock price on May 24, 2017 of $1.86 per share had been used (a cumulative reduction in value of approximately $196,316 on the date of grant). All restricted shares vest upon death, disability or a change in control of the Company. Our Director Deferred Compensation Plan allows directors to elect to defer receipt of their equity grants to a later date.

2017 Director Compensation Table

The total compensation paid to our non-employee directors during 2017 is described in the following table.

Director (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
John P. Dielwart	$204,500	$133,754	$324	$338,578
Michael B. Decker	107,500	133,754	324	241,578
Gregory L. McMichael	122,500	133,754	28,094	284,348
Kevin O. Meyers	130,000	133,754	19,188	282,942
Lynn A. Peterson (5)	57,157	133,754	189	191,100
Randy Stein	135,000	133,754	19,244	287,998
Laura A. Sugg	109,500	133,754	1,760	245,014

(1)
Wieland F. Wettstein was paid $37,843 for his service as a director in 2017. Mr. Wettstein did not stand for re-election at the Company’s 2017 annual meeting of stockholders and no longer serves on the Board.

(2)	Represents fees earned for services as a director during 2017, including the annual base retainer fee and committee chairmanship and/or membership fees.

(3)
Represents the fair value of restricted common stock or deferred stock units on the date of grant. These awards were made pursuant to our 2004 Incentive Plan.  Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2018.

(4)	Represents insurance premiums paid for medical, dental, vision and/or life insurance coverage.

(5)	Fees paid to Mr. Peterson were prorated based on the amount of time served as a director in 2017.

Director Stock Ownership and Retention Guidelines

Under our stock ownership and retention guidelines for our directors and officers, all directors are expected to hold stock with a value of five times the annual cash retainer paid to the directors (specifically excluding fees paid for committee memberships and chairmanships).  For 2017, the retention guideline amount was approximately $400,000 for each director. Stock that counts toward satisfaction of these guidelines includes shares of common stock owned directly by the director or immediate family members plus both restricted stock (vested and unvested) and deferred stock units (vested and unvested). Until the guideline amount is achieved, directors are required to retain at least one-third of the shares obtained through the 2004 Incentive Plan, other than awards of options or stock appreciation rights.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2004 Omnibus Stock and Incentive Plan (1)	3,666,025	$13.07	13,242,902
Equity compensation plans not approved by security holders:
Standalone Restricted Share New Hire Inducement Award (2)	99,000	—	—

(1)
A description of the 2004 Incentive Plan is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2018.

(2)
Mr. Kendall joined the Company in September 2015 as Chief Operating Officer. As an inducement to accept the position, Mr. Kendall was awarded a one-time grant of 300,000 shares of restricted common stock of the Company, par value $.001 per share, pursuant to a standalone restricted share new hire inducement award agreement, dated September 8, 2015, with three-year ratable vesting. The remaining 99,000 shares are to vest on September 8, 2018, or upon an earlier change-of-control of the Company or upon his death or disability, subject to forfeiture of unvested portions of the award upon separation from the Company in certain circumstances. These shares were issued pursuant to a New York Stock Exchange stockholder approval exemption.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee, which is discussed in detail in its charter, is to (a) select, oversee and evaluate the Company’s independent registered public accounting firm, (b) oversee and evaluate the Company’s internal audit function and (c) provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independence and qualifications of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and its independent registered public accounting firm;

•	the preparation of required disclosures for the Company’s financial statement filings with the SEC; and

•	the evaluation as to whether the Company has effective processes for risk assessment and risk management.

All members of the Audit Committee meet the independence, experience and financial literacy requirements of the NYSE, the Sarbanes Oxley Act and any rules or regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.denbury.com and further described in this proxy (see Board Meetings, Attendance and Committees – Audit Committee above).

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee uses the Company’s internal audit department to assist with these responsibilities.  The internal audit department has unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive sessions without management present.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed PricewaterhouseCoopers LLP’s independence with management and the independent registered public accounting firm. The Audit Committee has concluded that the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company has not impaired the independence of PricewaterhouseCoopers LLP.

Based on the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP, and its review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board that the Company’s 2017 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The Audit Committee
Randy Stein, Chairman
Gregory L. McMichael
Kevin O. Meyers
Lynn A. Peterson

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees (1)	$1,665,400	$1,657,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	6,731	5,756
Total	$1,672,131	$1,662,756

(1)
Audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Fees associated with a license for accounting research software.

The Audit Committee charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit.  Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services.  All fees paid to the Company’s independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.

Proposal Three: Ratify the Audit Committee’s Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2018

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for each of the last fourteen years.  It is the recommendation of our Audit Committee to appoint them to serve as the independent registered public accounting firm of the Company until the next annual meeting of stockholders and to authorize the Audit Committee to approve its remuneration as such.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm.  The stockholders’ ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, available to answer questions and afforded an opportunity to make a statement, if desired.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting of stockholders, where a quorum is present, is required for approval of this Proposal Three. Brokers do have discretion to vote on this proposal without your instruction.

A properly executed proxy submitted without voting instructions will be voted “FOR” this Proposal Three.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of these forms and written representations from the officers and directors, we believe that all Section 16(a) filing requirements were timely met during 2017.

STOCKHOLDER PROPOSALS FOR OUR 2019 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our 2019 Proxy Statement

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order for a stockholder proposal to be included in the Company’s proxy materials for the 2019 annual meeting of stockholders, the proposal must be in full compliance with applicable law, including Rule 14a-8, and our Bylaws, and must be received by the Company at the address below no later than December 13, 2018, unless the date of our 2019 annual meeting is more than 30 days before or after May 23, 2019 in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.  All such proposals must be submitted in writing to Jim Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, 5320 Legacy Drive, Plano, Texas 75024.

Advanced Notice of Nominations or Proposed Business for Our 2019 Annual Meeting of Stockholders

Our Bylaws require advanced written notice from any stockholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2019 annual meeting of stockholders. Notice of such proposals must be received by Jim Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, 5320 Legacy Drive, Plano, Texas 75024, no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, before the date of the one-year anniversary of the immediately preceding year’s annual meeting. Based on the anniversary date of our 2018 annual meeting, a stockholder must send advanced written notice of any such nomination or other business or proposals such that the notice is received by us no earlier than January 23, 2019 and no later than February 22, 2019. In the event the 2019 annual meeting of stockholders is convened on a date more than 30 days before, or more than 30 days after, such anniversary date, such notice must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of the 2019 annual meeting is first made by the Company. Any such proposal of business must include the information called for, and follow the other requirements set forth, in our Bylaws about the proposed business and the proposing stockholder. Additionally, any such nomination must provide the reasons supporting a candidate’s nomination, information regarding the candidate and their qualifications, along with all other information about the candidate required under SEC Rule 14A and the Company’s Bylaws, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder making the nomination or proposal must submit information regarding ownership of the Company’s securities and related information specified in the Company’s Bylaws.  Stockholders must send recommendations for director candidates to the address listed above under Governance of the Company – Communication with the Board.  Stockholders who wish to nominate an individual to the Board must also follow the requirements of the Company’s Bylaws and applicable SEC and NYSE rules and regulations.

OTHER MATTERS

The Board is not aware of any matter to be presented for action at the 2018 annual meeting other than the proposals set forth in this proxy statement. The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the annual meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled Executive Compensation – Compensation Committee Report and Audit Matters – Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided or otherwise made available to each person whose proxy is solicited hereby a copy of our 2017 Annual Report to Stockholders for the year ended December 31, 2017, which includes the Annual Report on Form 10-K except for certain exhibits.  A copy of our Annual Report to Stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Resources Inc., ATTN: Investor Relations, 5320 Legacy Drive, Plano, Texas 75024, or by e-mailing ir@denbury.com.

By order of the Board of Directors,

Mark C. Allen Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Denbury

DENBURY RESOURCES INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39076-P01173

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENBURY RESOURCES INC.

Board of Directors recommends a vote **FOR** Proposals 1, 2 and 3.

		For	Against	Abstain
1.	Election of Directors			
1a.	John P. Dielwart	☐	☐	☐
1b.	Michael B. Decker	☐	☐	☐
1c.	Christian S. Kendall	☐	☐	☐
1d.	Gregory L. McMichael	☐	☐	☐
1e.	Kevin O. Meyers	☐	☐	☐
1f.	Lynn A. Peterson	☐	☐	☐
1g.	Randy Stein	☐	☐	☐
1h.	Laura A. Sugg	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 23, 2018, for Denbury Resources Inc.
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E39077-P01173

Proxy — Denbury Resources Inc.
Annual Meeting of Stockholders
May 23, 2018 at 8:00 A.M. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoint(s) John P. Dielwart and Christian S. Kendall (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Denbury Resources Inc., a corporation ("Denbury"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Denbury to be held at 5320 Legacy Drive, Plano, Texas 75024, on Wednesday, May 23, 2018 at 8:00 A.M. (CDT) and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" Proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote these shares unless you sign and return this card.